Exhibit 99.1

BUSINESS

Overview

We are a pet therapeutics company focused on the licensing or acquisition, development and commercialization of innovative biopharmaceutical products for cats, dogs and other companion animals. We operate at the intersection of the more than $50 billion annual U.S. pet market and the more than $20 billion annual worldwide animal health market. Our current product portfolio includes over 15 product candidates consisting of small molecule pharmaceuticals and large molecule biologics that target large opportunities in serious medical conditions in pets. Our most advanced products, AT-004 and AT-005, are monoclonal antibodies for treating lymphoma in dogs. AT-004, which treats B-cell lymphoma, received a conditional license from the U.S. Department of Agriculture, or USDA, and is currently marketed by Novartis Animal Health Inc., or Novartis Animal Health. AT-005, which treats T-cell lymphoma received a conditional license from the USDA in January 2014, and we expect to commence marketing the product later this year. Our other lead products include small molecules directed at treating osteoarthritis pain and inflammation, loss of appetite and post-operative pain in dogs and cats. Our product candidates are designed to enable veterinarians and pet owners to manage pets’ medical needs safely and effectively, potentially resulting in longer and improved quality of life for pets.

Since our initial public offering in June 2013, we have focused on executing our clinical development plan and continuing to expand our product pipeline and further augment our development capabilities. Recently, we acquired Vet Therapeutics, Inc., which provided us with a proprietary antibody-based biologics platform focused on the treatment of lymphoma, and Okapi Sciences N.V., which provided us with a pipeline of antiviral drugs, including product candidates focused on the treatment of herpes and immunodeficiency in cats. As part of these acquisitions, we also obtained two facilities that we are using to develop additional species-specific monoclonal antibodies, antivirals and other small molecules for use as pet therapeutics. In addition, we now have a commercial product and an additional product candidate that we expect to commercialize in 2014, we have more than doubled the size of our product pipeline since June 2013, and we have significantly increased our technology and development infrastructure. We are focused on advancing our product candidates to regulatory approval and believe that we have significantly accelerated our pathway toward becoming a commercial stage company.

We believe that the role of pets in the family has significantly evolved over the last two decades. Many pet owners consider pets important members of their families, and they have been increasingly willing to spend money to maintain the health of their pets. Consequently, pets are living longer and, as they do, are exhibiting many of the same signs and symptoms of disease as humans, such as arthritis, cancer, obesity, diabetes and heart disease. Today veterinarians have comparatively few drugs at their disposal that have been specifically approved for use in pets. As a result, veterinarians often must resort to using products approved for use in humans, but not approved, or even formally studied, in pets, relying on key opinion leaders and literature, rather than regulatory review and approval.

We believe that pets deserve therapeutics that have been specifically studied and approved by regulatory authorities for each species, and that veterinarians and pet owners will increasingly demand that therapeutics are demonstrated to be safe and effective in pets before using them. We also believe there is an opportunity to leverage the investment in the human biopharmaceutical industry to bring therapeutics to pets in a capital and time-efficient manner. For example, advances in human medicines have created new therapeutics for managing chronic diseases associated with aging, such as cancer, osteoarthritis, diabetes and cardiovascular diseases. However, these advances have not yet been translated into innovative therapies for pets, notwithstanding the fact that pets are living longer and manifesting many of these same diseases of aging. Moreover, while developing and commercializing therapeutics for humans and pets share a number of characteristics, there are also significant differences that we believe facilitate the development of pet therapeutics and make the market attractive. These differences include the role and economics of veterinary practices and the private pay nature of the veterinary market. Additionally, because the development of pet therapeutics requires fewer clinical studies, involves fewer subjects and trials are conducted directly in the target species, the development of drugs for pets is generally faster, less expensive and more predictable than for human therapeutics.

We have assembled a portfolio of more than 15 product candidates that are in various stages of development in either cats or dogs, and frequently in both. Our AT-004 monoclonal antibody product for B-cell lymphoma in dogs has received a conditional license from the USDA, the regulatory agency that oversees biologics in animals, and this product is currently being commercialized in the United States and Canada by Novartis Animal Health. Our AT-005 monoclonal antibody product for T-cell lymphoma in dogs has received a conditional license from the USDA and we expect to begin marketing the product later this year. The following table identifies the primary molecules in our current product portfolio:

Compound	Species	Indication	Development Status	Expected Next Step
AT-001	Dog	Pain and inflammation associated with osteoarthritis	Dose selected	• Initiate pivotal field effectiveness study in first quarter of 2014 • Expect U.S. marketing approval in 2016

	Cat	Pain and inflammation associated with osteoarthritis	Pilot studies	• Dose confirmation study

AT-002	Dog	Stimulation of appetite	Pivotal field effectiveness study	• Submission for approval • Expect U.S. marketing approval in 2016

	Cat	Stimulation of appetite	Pilot studies	• Dose confirmation study

AT-003	Dog	Post-operative pain management	Proof of concept study	• Dose confirmation study • Initiate pivotal field effectiveness study in second quarter 2014 • Expect U.S. marketing approval in 2016

	Cat	Post-operative pain management	Proof of concept study	• Dose confirmation study

AT-004	Dog	B-cell lymphoma	Submitted pivotal field effectiveness study	• Currently sold by Novartis Animal Health • Full license expected in 2015

AT-005	Dog	T-cell lymphoma	Completing pivotal field effectiveness study	• Conditional license received in 2014 • Full license expected in 2015

AT-006	Cat	Ocular herpes infection	Pivotal field study in Europe	• File for EU review in 2014 • Expect U.S. marketing approval in 2017 or 2018
AT-007	Cat	Feline immunodeficiency virus infection	Pilot study in Europe	• Initiate field effectiveness study in 2015 • Expect U.S. marketing approval in 2017 or 2018

AT-008	Dog	Lymphoma	Pivotal field effectiveness study	• Pivotal field effectiveness in the EU in 2014

AT-009	Dog	Mast cell tumor	Lead selection	• Pilot studies

AT-010	Dog	Atopic dermatitis	Lead selection	• Pilot studies

AT-011	Dog	Parvovirus infections	Lead selection	• Proof of concept study

AT-012	Cat	Calicivirus infections	Lead selection	• Proof of concept study

In addition to the above-listed product candidates, we are evaluating additional molecules for applications in other diseases including lymphoma in cats, seizures in dogs, atopic dermatitis in dogs and other cancers in cats and dogs, and we are generating new product concepts internally with our recently acquired antibody research site in Del Mar, California and our antiviral research site in Leuven, Belgium. Furthermore, we have options with two parties for two additional molecules that we are considering licensing for further development. We aim to submit drug applications for U.S. approval for the majority of our existing product candidates and to make similar regulatory filings for European approval. Furthermore, where appropriate, we attempt to develop and submit regulatory filings for therapeutic indications in both cats and dogs, which will be separate products and require separate approval.

Our strategy is to in-license proprietary compounds from human biopharmaceutical companies or leverage existing insights in human biology applicable in pets and to develop therapeutics specifically for use in pets. To date, we have in-licensed and are further developing pharmaceutical compounds from Pacira Pharmaceuticals, Inc., RaQualia Pharma, Inc. and others, and we have acquired Vet Therapeutics and Okapi.

We expect to use the time preceding the full commercialization of our product candidates to build veterinarian and pet owner awareness of our company and our products. We believe that our product candidates, if approved, will enable veterinarians to deliver a higher level of medical care to pets while providing an important revenue stream to the veterinarians’ practices.

Business Strategy

Our goal is to become a leading provider of therapeutics developed and approved specifically for the treatment of unmet medical needs in pets. We are a pet-focused company and we intend to help shape and define the pet therapeutics market. We plan to accomplish this by:

•	Advancing our existing compounds to regulatory approval. We have assembled a pipeline of more than 15 product candidates, including small molecules and biologics. These product candidates are in various stages of development for the treatment of cats or dogs, or both. Our target indications include pain and inflammation associated with osteoarthritis, inappetence, post-operative pain, lymphoma, ocular herpes and immunodeficiencies. We plan to submit new animal drug applications, or NADAs, to the CVM for several of these product candidates in 2016 and 2017 and to make similar regulatory filings in the EMA in 2017 and 2018.

•	Leveraging our management team’s established experience in the human biopharmaceutical and animal health industries. In order to successfully execute our plan, we have assembled an experienced management team consisting of veterinarians, physicians, scientists and other professionals that apply the core principles of drug development to the medical needs of pets. The members of our senior management team combined have over 100 years of experience in the animal health and human biopharmaceutical industries, as well as a strong track record of successfully developing and commercializing therapeutics for pets. Our Chief Scientific Officer and our Head of Drug Evaluation and Development have each been actively involved in the development and approval of over 20 animal health products. Our Chief Commercial Officer has been responsible for guiding the launch of 22 animal health products, including three of the most significant brands in companion animal health.

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Using a direct sales organization and distributors to commercialize our products in the United States and Europe. If approved for commercialization, we intend to employ a direct sales organization, complemented by strategic distributor relationships intended to extend our commercial reach, to market our products in the United States. Our direct sales organization and distributors will sell products directly to veterinarians, who in turn typically sell pet therapeutics products to pet owners at a mark-up. In light of the veterinarian’s goal of improving the health of pets and the ability to generate revenue from the sale of therapeutic products, we believe veterinarians are motivated to prescribe innovative therapeutics that are safe, effective and supported by reliable clinical data and regulatory approval. Based on our conditional license for AT-005, we expect to initiate a limited commercial effort in 2014 that we will expand if we obtain a full license for AT-005 and approvals for AT-001, AT-002 and AT-003, which we expect in 2016.

•	Engaging active partners to build a commercial presence. We have in-licensed the rights in Europe for the use of our compounds in animal health, and we intend to seek regulatory approval for our pet therapeutics in Europe. We plan to identify companies with an established commercial presence in Europe that are looking for additional products and to partner with those companies to provide our products in that market. We believe there are several animal health companies which, despite their focus on the development of parasiticides and life-cycle management of their product lines, desire innovative pet therapeutics. We expect these companies will be interested in partnering with us to provide EMA-approved best-in-class or first-in-class therapeutic products. Outside of the United States and Europe we own rights to use our compounds in other significant territories, and we plan to seek partners that can assist us with both development and commercialization of our products in those territories.

•	Continuing to expand our product pipeline by in-licensing additional compounds. We believe the pet therapeutics market is significantly underserved and have identified for further pursuit more than 20 therapeutic areas that overlap with areas of human biopharmaceutical development. We seek to identify compounds that have demonstrated safety and effectiveness in at least two species and are in, or have completed, Phase I or Phase II clinical trials in humans. We are looking for compounds with well-developed API process chemistry. Once identified, we seek to obtain exclusive, worldwide rights to these compounds in the animal health field. Each of our current compounds is covered by patents and other intellectual property that provide for a multi-year period of market exclusivity. Additionally, we intend to seek opportunities to partner with companies where we can provide commercialization for their approved, or close to approved, pet therapeutic products.

Development Programs

Overview

AT-001 (grapiprant) is a selective prostaglandin E receptor 4, or EP4, antagonist that we in-licensed from RaQualia, a spin-out from Pfizer Inc. AT-001 was originally discovered by Pfizer and achieved proof of concept for treatment of osteoarthritis pain in two Phase II clinical trials in humans. RaQualia has announced the results of a Phase IIa clinical trial confirming that the AT-001 compound, which they refer to as RQ-7, has an equivalent effect on pain as non-steroidal anti-inflammatory drugs, or NSAIDs, and has shown through endoscopic exams that it is safer for the gastrointestinal tract than a NSAID.

The multicenter, randomized, double-blind, active- and placebo-controlled seven-day endoscopic GI safety study, which administered AT-001 at 75 mg twice daily (BID) and naproxen, a positive control NSAID, at 500 mg BID, over a seven-day period, resulted in statistically significant differences in the incidence of gastroduodenal erosions with no ulcers. The study was conducted in two cohorts, with patients randomized to receive either AT-001, Naproxen or a placebo. The study evaluated, for each treatment group, the incidence of six or more erosions with no gastroduodenal ulcers and the incidence of ulcers at the end of the seven-day period. Differences with a p-value of less than 0.05 were determined to be statistically significant. P-values are an indication of statistical significance reflecting the probability of an observation occurring due to chance alone. A p-value of less than 0.05 means that the probability of the event measured occurring by chance is less than one in 20. The incidence of erosions without ulcers in cohorts 1 and 2 was 14% and 25%, respectively, for Naproxen compared to zero and 8%, respectively, for AT-001. In each cohort, the difference between Naproxen and AT-001 had a p-value of less than 0.05, demonstrating statistical significance. The incidence of ulcers in cohorts 1 and 2 was 5% and 18%, respectively, for Naproxen compared to 2% and 5%, respectively, for AT-001. The difference between Naproxen and AT-001 in cohort 2 had a p-value of less than 0.05, demonstrating statistical significance. However, the difference between Naproxen and AT-001 in cohort 1 had a p-value greater than 0.05 and was not statistically significant. We did not analyze results at any other endpoints in the study and, therefore, have no other data where the difference between Naproxen and AT-001 was not statistically significant.

Medical need

Osteoarthritis is the most common inflammatory joint disease in pets. The prevalence of osteoarthritis increases with age, usually occurring in cats and dogs aged nine years or older, but it can occur even in young animals. According to industry sources, the number of pets diagnosed with arthritis has significantly increased over the past five years and an estimated 13% of all geriatric dogs, and 22% of geriatric large and giant breed dogs, are diagnosed with arthritis. We believe many dogs with arthritis remain undiagnosed and the incidence is 20% in dogs and 23% in cats. Osteoarthritis is a progressive disease that can first manifest itself with periodic signs of stiffness or lameness and can progress to where the pet is experiencing constant joint pain and stiffness. Affected cats and dogs may show signs of irritability and reclusiveness.

Osteoarthritis is diagnosed in animals by the veterinarian using clinical signs and radiographs. The disease is incurable, but treatment can improve the cat’s or dog’s quality of life. Treatment includes a combination of rest, avoidance of overexertion, reduction in weight, proper exercise and a regimen of pain and anti-inflammatory drugs. In some cases, surgery to relieve the pain or correct deformities or instability might also be employed.

Currently available treatments and their limitations

Analgesic and anti-inflammatory drugs are often necessary to control pain in cats and dogs with osteoarthritis. The currently approved products for control of the pain and inflammation associated with osteoarthritis in dogs are NSAIDs from the class of cyclooxygenase, or COX, inhibitors, or Coxibs. The arachidonic acid pathway constitutes the main mechanism for the production of pain and inflammation in osteoarthritis. This pathway also controls other important body functions such as kidney regulation, gastrointestinal mucosal protection, thrombosis and blood flow through the enzymatic synthesis of mediators in multiple steps along the pathway. Three COX isoenzymes have been identified—COX-1, COX-2 and COX-3. COX-2 initiates the biosynthesis of prostaglandin-I 2, or PGI 2, and prostaglandin-E 2 , or PGE 2 . PGI 2 affects gastrointestinal mucosa, kidney function and blood flow. PGE 2 also affects gastrointestinal mucosa and is a key mediator of pain and inflammation. The inhibition of COX enzymes to provide relief from pain and inflammation is the mode of action of NSAIDs.

The first product approved for the control of pain and inflammation associated with dog osteoarthritis was Rimadyl (carprofen). The introduction of this product created a product category around a previously unmet medical need and fundamentally changed the management of chronic pain in dogs. Rimadyl is a moderately selective inhibitor of COX-2 and has demonstrated selective inhibition of COX-2 versus COX-1 in dogs. While side effects in most dogs are generally mild and typical of the NSAID class, some dogs have an idiosyncratic sensitivity that results in hepatic and/or gastrointestinal toxicity and, in extreme cases, death. As a result, NSAID label language contains bolded warnings and specifies that baseline blood tests should be conducted, and pets should be periodically monitored using blood tests to check for any toxic effects. Additionally, cats appear to metabolize NSAIDs differently than dogs, resulting in more severe side effects. Rimadyl is not approved for use in cats and no other Coxibs are approved in the United States for more than three days of use in cats.

Market opportunity

According to the April 2012 Brakke Consulting Pain Management Products Survey, the U.S. cat and dog analgesic market was approximately $260 million in 2011 and consisted mostly of NSAIDs with sales of approximately $220 million. According to a survey of 233 veterinarians conducted by Brakke Consulting in March 2012, veterinarians recommended NSAID therapy for 82% of the dogs they treated with osteoarthritis, and they believe approximately 60% receive treatment. The Market Dynamic Inc. sales audit data shows that over 4 million dogs per year are receiving an average of 20 days of treatment with NSAID therapy. The NSAID segment is one of the fastest growing categories in pet therapeutics over the last fifteen years; it continued to expand with four additional NSAID Coxib approvals and the approval of the first of five generic carprofen products starting in 2005. Rimadyl remains the leading prescription treatment with 2011 U.S. sales of $90 million and 40% market share. According to Brakke, sales of generic carprofen were $20 million, or 9% market share, in 2011, up 25% from 2010.

Given the associated side effects and required monitoring with blood tests that are associated with NSAID therapy, there is a population of dogs that remains untreated or cannot be treated chronically. Additionally, while up to 30%

of cats over the age of eight have osteoarthritis, the currently available products in the United States cannot be used to treat cats for chronic pain associated with osteoarthritis. We believe there is a significant market opportunity for a therapeutic product that can manage the pain and inflammation associated with osteoarthritis in pets with an improved safety profile and that does not require regular blood monitoring.

Our Solution—AT-001

Unlike Coxib NSAIDs, AT-001 is a selective EP4 receptor antagonist. EP4 is one of four G-protein coupled PGE 2 receptors (EP1, EP2, EP3 and EP4) located on the membrane of various cells in the mammalian body. The EP4 receptor predominantly mediates PGE 2-elicited pain. The specific effects of the binding of PGE 2 to the EP4 receptor include vasodilation, increased permeability, angiogenesis and production of pro-inflammatory mediators. The EP4 receptor mediates PGE 2-elicited sensitization of sensory neurons, and studies published in the Journal of Pharmacology and Experimental Therapeutics and in the British Journal of Pharmacology have demonstrated that EP4 is a major receptor in mediating pain associated with both rheumatoid arthritis and osteoarthritis and inflammation. EP4 knockout mice, which are mice that have been genetically manipulated not to express the EP4 receptor, but not EP1, EP2 or EP3 receptor knockout mice, have exhibited decreased inflammation and decreased incidence and severity of disease in experimental models of arthritis. A selective EP4 receptor antagonist does not interfere with EP1, EP2 or EP3 receptor-mediated signaling, and does not affect prostaglandin biosynthesis, which is important for the maintenance of the gastrointestinal, renal and platelet function. Unlike Coxib NSAIDs, an EP4 receptor antagonist does not change prostanoid homeostasis. Treatment with Coxib-type drugs can result in PGI/TXA2 imbalance which is postulated as the cause of the cardiovascular side-effects of this drug class.

AT-001 binds selectively to the EP4 receptor with high affinity thus blocking it from PGE 2-mediated pain and inflammation. The human, rat, dog and cat EP4 receptor genes were cloned and showed similar binding affinity with AT-001. In receptor binding studies, the inhibitor constants, or Ki value, of AT-001 for human, rat and dog receptors were determined indicating that AT-001 binds to the receptor with high affinity. Ki value reflects the concentration of inhibitor that is required to decrease the maximal rate of the reaction to half of the uninhibited value.

AT-001 has achieved proof of concept in two Phase II clinical trials performed by RaQualia in humans with osteoarthritis knee pain. The trials included patients who received AT-001, Naproxen, which is an NSAID, or placebo. More than 500 human patients were dosed with our compound. The compound was well-tolerated and demonstrated statistically significant reduction in pain scores as compared to placebo. Based on the results generated with our compound by RaQualia in humans, we believe that selective antagonism of the EP4 receptor should have fewer drug side effects and similar efficacy as compared to Coxib NSAIDs in cats and dogs.

AT-001 in dogs

Safety. In the toxicology program that was conducted by RaQualia to support human drug development, a series of studies investigated the effects of oral administration of AT-001 to male and female laboratory dogs. We use the results from a nine-month GLP toxicology study of oral AT-001 given daily to demonstrate target animal safety in dogs. The nine-month GLP toxicology study was undertaken to evaluate the potential toxicity and systemic exposure of AT-001 when administered orally, once daily, for nine consecutive months to dogs and to assess the reversibility of any toxic changes. In the study, AT-001 was administered orally once daily at doses from 0 to 50 mg/kg. A total of 36 dogs were evaluated in four dose groups, with each dose group consisting of four male and four female dogs. Four additional dogs, two male and two female, were evaluated in the 50 mg/kg dose group for recovery purposes. Clinical signs and food consumption were assessed daily. Body weight was recorded weekly. Ophthalmologic examinations, electrocardiograms, hematology, serum chemistry and urinalyses were monitored periodically. In the high dose group only, serum drug concentrations of AT-001 were measured at several time points after dosing on day 1 and on a single day in week 38. At the end of the dosing or recovery period, dogs were necropsied and further examined.

The study demonstrated no drug-related effects on body weight, food consumption, ophthalmology, electrocardiograms, hematology, coagulation, organ weights and gross pathological findings during the nine-month dosing period. Gastrointestinal effects such as loose or mucous stool, which sometimes included slight bloody or red material, were observed in all dose groups including the control, though the incidence was higher in some animals of the drug groups compared with that in the control group. A significant decrease in mean serum albumin was observed at weeks 26 and 39 in the highest dose group (50 mg/kg). The serum parameter changes were recovered at the end of the recovery period. There were no noteworthy findings during or at the end of the four-week recovery period.

The study was re-evaluated according to target animal safety study guidelines and submitted to the CVM for review. The study was found to be acceptable to support approval. In addition to the results from the nine-month study, our data safety package will also include safety information collected from the pivotal field effectiveness study and pharmacokinetic study that bridges from the formulation used in the toxicity study to the final commercial tablet formulation. The protocol of the pharmacokinetic bridging study was submitted to the CVM for review and we received a concurrence letter. We believe this data package will be acceptable to the CVM to complete the target animal safety section of the NADA for AT-001.

Effectiveness. We performed initial proof of concept studies in laboratory dogs with artificially-induced osteoarthritis. We believe these studies signaled that the compound is effective, though the variability and the small group sizes limited the power of the results. Consequently, we have completed another study to confirm efficacy and select a dose. This study was a multi-site, randomized, blinded field study in client-owned pets with osteoarthritis. The study enrolled over 350 dogs across four treatment arms including three different AT-001 treatment regimens and a placebo. Effectiveness in the study was determined by using a validated pain scoring system referred to as the Canine Brief Pain Inventory, or CBPI. The CBPI consists of ten questions administered to dog owners to evaluate the severity of their dog’s pain and how much the pain interferes with the normal behavior of the dog. For each question, scores can range from zero to ten, with ten being the most severe. The CVM reviewed the study protocol and concurred with the design. We launched the study in February 2013 and the in-life phase was completed in late 2013. We have selected a once-daily dose of AT-001 for further study. The clinical success rates at day 28 were 61.6% for the selected dose regimen vs. 42.2% for the placebo group, when compared in a two-group parallel design, which represents a statistically significant difference (p<0.05). Adverse reactions at the selected dose were comparable to the placebo. We have discussed with the CVM the results of this study and have agreed to complete a pivotal field effectiveness study at our selected dose, compared to placebo, using the same study design of the dose selection study.

Chemistry, Manufacturing and Controls, or CMC. We have engaged a contract manufacturer for the API process development and a specialized animal health contract manufacturer as the contract laboratory to make the formulated product. Both API and formulated product are manufactured according to current Good Manufacturing Practices, or cGMP, standards. We have developed the process according to standards from the International Conference on Harmonization, or ICH, that can be used to supply both human and veterinary development and commercialization. We have selected a final formulation of AT-001, and produced clinical trial material. We met with the CVM to discuss the data requirements to achieve approval of the formulated product. The API contract manufacturer has developed the chemical synthesis and process to a multi-kilogram batch size and is continuing to refine the process. Three API GMP batches have been put on VICH stability testing.

Development Plan. Our plan is to complete the effectiveness technical section by submitting a pivotal field effectiveness study. Concurrently, we continue to develop and refine our CMC data package. We plan to have the three major technical sections of the NADA for AT-001 complete by the end of 2015 and, assuming we achieve that goal and our submission is acceptable, we would expect NADA approval in 2016.

Our European regulatory strategy tracks that of the United States. We believe that data provided for our NADA filing in the United States should largely satisfy the European requirements. We started addressing any potential gaps to cover human safety risk assessment, dose determination and expert opinion reports. We believe we could obtain European approval in 2017.

AT-001 in cats

Safety. We have conducted a number of laboratory probe studies to test the safety of AT-001 in cats. A 28-day safety study in 24 normal, healthy cats suggests that AT-001 is well tolerated at levels representing multiples of the potential therapeutic dose for up to 28 days. We also evaluated the safety of AT-001 in cats in post-operative settings. Under these conditions, we observed a dose-dependent increase of blood parameters related to liver metabolism, which is a signal of potential liver toxicity. Study results demonstrate a trend that this observation is a combined effect of the medication used to produce general anesthesia and high AT-001 dosages. While we cannot rely on any of these initial studies as pivotal safety studies, consistent with FDA requirements, we will include the results of these studies in our NADA as additional information.

Effectiveness. We performed initial proof of concept studies in a surgical pain model in laboratory cats. While a clear effectiveness signal in cats was observed, the relatively high dosages needed to cover such an acute pain setting, potentially in combination with the effects of general anesthesia medication led to an increase of blood parameters related to liver metabolism. Hence an adequate therapeutic window could not be established in the acute surgical pain model. However, based on the clear efficacy signal we decided to pursue a chronic pain indication for cats where the clinical dose and different clinical setting may indeed result in an acceptable therapeutic window. We believe that AT-001 will be effective at a lower dose in the chronic setting where we can avoid the interaction with anesthesia agents. Because no therapies are currently approved in the United States for chronic use in cats, the need is high and the rational is strong for continuing to define the therapeutic window. Hence, we will proceed in developing AT-001 for osteoarthritis (or synonymously degenerative joint disease) pain in cats.

Development plan. We will initiate proof of concept studies in client-owned cats with osteoarthritis to develop a study design, establish a dose regimen, and test various endpoints to be used in a pivotal field effectiveness study. We have engaged with clinical experts in this field to develop pilot study designs. Next steps include outlining a development plan, including possible label claims for cats, and a meeting with the CVM to review this plan. We expect that the CMC process for AT-001 for cats will be similar to that for AT-001 for dogs.

Overview

AT-002 (capromorelin) is a potent and selective ghrelin agonist, which causes appetite stimulation and growth hormone secretion. AT-002 was originally discovered by Pfizer and achieved proof of concept in Phase II clinical trials in humans. We in-licensed AT-002 from RaQualia, which is investigating the use of AT-002 in human medicine. We are developing AT-002 for the stimulation of appetite in cats and dogs. AT-002 is in the dose characterization and confirmation phase.

Medical need and market opportunity

The control of hunger and satiety involves a complex system in mammals. In many acute and chronic disease states, as well as with aging, lack of appetite is a problem and can fuel a downward spiral. Malnutrition and decreased muscle mass can result from inadequate food intake regardless of the underlying condition. In humans, doctors can rationalize with the patients the importance of maintaining nutrition despite the lack of natural appetite and there are medical therapeutics approved in humans to treat inappetence. Veterinarians and pet owners cannot successfully rationalize with pets about the importance of maintaining nutrition and there are no approved medical therapeutics to treat inappetence in pets. This can be a frustrating clinical situation for the veterinarian and pet owner and often contributes to the decision to euthanize a pet.

Fear, pain, stress, trauma, organic disease, dental disease, oral fractures and cancer are all possible causes of inappetence in pets. For example, in pets undergoing cancer treatment, the cancer therapy is commonly stopped when the pet loses appetite and body weight. According to the 2009 Cancer in Dogs and Cats report from Brakke Consulting, 2.1% of dogs in the United States will be diagnosed with cancer annually with 61% of diagnosed dogs receiving some form of treatment. Chemotherapy is the most common form of treatment and is used in 58% of the cases involving dogs. According to our market research, inappetence is seen in approximately 30% of dogs who receive chemotherapy. We believe that, if approved, AT-002 could be an important medicine in managing inappetence in cancer.

As a second example, inappetence commonly occurs in conjunction with chronic renal failure, or CRF. We estimate that 1.6% of cats in the United States have CRF and that 30% of cats with CRF experience inappetence during the course of their disease. Dietary therapy with a diet that is designed for cats and dogs with renal insufficiency is recommended regardless of the severity of disease. Unfortunately many of the therapeutic diets that are prescribed may be less palatable to pets than normal diets. We believe that, if approved, AT-002 could be an important medicine in managing inappetence that occurs in connection with CRF.

Currently available treatments and their limitations

The first goal of therapy for inappetence is to correct the underlying cause. Often veterinarians will begin treatment of inappetence by recommending a change to a highly palatable diet such as tuna for cats and chicken or beef for dogs. Depending on the severity of the condition, the animal may be supported with fluids and electrolytes until the diagnosis of the underlying condition is made and effective treatment is initiated where possible. Prolonged or severe inappetence may require hospitalization and feeding tube placement. There are no drugs approved for the treatment of inappetence in cats and dogs. Drug therapy to address inappetence has focused on human drugs affecting the central nervous system control of feeding such as benzodiazepines, cyproheptadine and mirtazapine. However, these drugs are not approved for veterinary use, have limited effectiveness and are contraindicated for cats with hepatic lipodosis. As a result, we believe there is a significant market opportunity for a therapeutic product that is safe and can effectively stimulate appetite in pets.

Our solution—AT-002

AT-002 is a potent and selective ghrelin agonist. Ghrelin is a 28-amino acid peptide hormone, also referred to as the hunger hormone, produced predominantly in the stomach. It is the endogenous ligand of the ghrelin receptor, also known as growth hormone secretagogue receptor, or GHS-R. By activation of the ghrelin receptor, ghrelin stimulates appetite and growth hormone secretion, and also exhibits a role in regulation of gastrointestinal motility and energy balance. Ghrelin binds to specific receptors and affects signaling in the hypothalamus, interacting with other hormones to cause the feeling of hunger and stimulate food intake. In addition to its effects on appetite, ghrelin stimulates growth hormone secretion by activation of GHS-Rs in the pituitary. This effect acts to build lean body mass, which has been shown to result in increased strength in frail, elderly people.

AT-002 is a small molecule that mimics ghrelin and binds to the GHS-R. The appetite stimulation and GH-releasing activity of AT-002 has been demonstrated in laboratory cats and dogs where AT-002 treatment results in increased food intake and weight gain. Similarly, chronic oral dosing of AT-002 in dog GLP toxicology study stimulated appetite, weight gain and caused increased plasma growth hormone levels.

The initial human development focus for AT-002 at Pfizer was on frailty, congestive heart failure and fibromyalgia. More than 1,200 human subjects have participated in Phase I and Phase II clinical trials involving AT-002 and the drug was shown to be generally safe in humans. Two of the commonly reported adverse events in humans were increased appetite and weight gain, which we believe support our intended development for inappetence in pets.

AT-002 in dogs

Safety. In the toxicology program that was conducted to support the filing of an investigational new drug application, or IND, for human drug development, a series of studies investigated the effects of oral once daily administration of the compound to male and female dogs. We intend to use the results from a dog GLP 12-month toxicology study as the pivotal safety data to be submitted to the regulatory authorities to demonstrate safety in dogs. In the study, AT-002 was administered orally once daily at doses from 0 to 40 mg/kg for 12 consecutive months. A total of 32 dogs were evaluated in four dose groups, with each dose group consisting of four male and four female dogs. Based on this study, we believe that AT-002 could be well tolerated in dogs and, depending on the final approved dose, could demonstrate an up to 10x safety margin.

We have re-evaluated the 12-month toxicology study according to target animal safety study guidelines and will submit for CVM review the reanalyzed study with all supporting documentation in the first quarter of 2014.

In addition to the results from this 12-month study, our data safety package will include a pharmacokinetic study that bridges the formulation used in this toxicity study to the final commercial formulation. We have received concurrence from the CVM for the protocol for this PK bridging study.

Effectiveness. Several laboratory studies in healthy dogs with various daily oral doses of AT-002 for four to ten days were completed prior to our licensing AT-002. These studies demonstrated increased food intake and weight gain. We conducted a seven-day, placebo controlled, blinded dosing study in dogs to confirm these results, and confirmed that treated dogs showed a sustained increase in appetite and body weight over the treatment period, with the placebo control treated dogs losing weight, likely due to intensive handling and blood sampling.

We evaluated the effectiveness of AT-002 compared to placebo for the treatment of inappetence in a pilot placebo-controlled, blinded, multi-veterinary clinic field study in client-owned patients. The study was designed to evaluate the effectiveness of the drug in client-owned dogs, as opposed to laboratory animals, to test the acceptance of the formulation, ease of dosing and appetite assessments by owners, and to define the patient population. Effectiveness parameters include owner assessment of appetite and body weight gain compared to baseline and compared to the dog’s best lifetime condition. Dogs were treated once daily for seven days. The results of 30 evaluable cases are shown in the table below. Compared to the placebo control animals, the appetite score and body weight of the AT-002 treated patients were statistically significantly increased on day 6 after 7 daily treatments. The results compared to best lifetime condition showed a positive trend towards the AT-002 treatment, but were not statistically significant.

Group	Appetite Score on Day 6		Body Weight on Day 6
	% Change mean/SEM	p-value	% Change mean/SEM	p-value
AT-002 (n=17)	79 / 19	< 0.05	3.2 / 1.3	< 0.05
Placebo (n=13)	23 / 12		-0.2 / 0.9

p-value < 0.05 indicates statistical significance on a 95% or higher confidence level

Based on these proof of concept studies we have discussed and agreed with the CVM on a study design for the pivotal field effectiveness study. This randomized, placebo-controlled, multi-center study was initiated in December 2013 to enroll approximately 150 client–owned dogs.

CMC. When we licensed the drug, the chemical process was scaled up to kilogram quantities but was not optimized. Our contract manufacturer for the API process development is developing a process according to ICH standards that can be used to supply both human and veterinary development and commercialization. We have successfully completed process development of AT-002, with three cGMP batches manufactured and put on VICH stability testing. Assembly of the drug master file was initiated. As with AT-001, we are using an animal health specialty contract manufacturer to develop the formulation according to CVM and EMA standards. The first cGMP batch of formulated product that will be used as clinical trial material was manufactured and released. We met with the CVM to discuss the data requirements for the CMC technical section.

Development plan. Our development plan includes the submission of the 12-month dog GLP toxicology data, together with the pharmacokinetic bridging study, to satisfy the required pivotal safety data. The pivotal field effectiveness study was started and we anticipate top-line results in the first half of 2015. Concurrently, we continue to develop our CMC data package and plan to have a pre-submission meeting with the CVM to discuss CMC in mid-2013. We plan to have all three major technical sections of the NADA completed in time to receive NADA approval in 2016.

Our European regulatory strategy tracks that of the United States. We believe that data provided for our NADA filing in the United States should largely satisfy the European requirements. We have started addressing potential gaps to cover human safety risk assessment, dose determination and expert opinion reports. We do not expect to receive European approval of AT-002 until 2017 or 2018.

AT-002 in cats

Safety. When we licensed AT-002, included in the data was a two-week safety study in cats. Because we expect the potential patient population for AT-002 to include elderly cats suffering from chronic renal failure, we tested the safety of AT-002 in a model of kidney compromised laboratory cats. The results from the two-week study in normal cats suggested that AT-002 was well tolerated. The results from our safety study in kidney compromised cats also demonstrated no treatment related side effects. Based on these studies, we believe we have demonstrated that AT-002 has a favorable safety profile in cats and expect that sufficient safety margins will be seen in the pivotal safety study.

Effectiveness. Several laboratory studies in healthy cats using various daily AT-002 oral doses were also included in the data package at licensing. Food intake and weight gain were increased after administration of AT-002 to cats. We confirmed these results in several laboratory studies in cats, which demonstrated a statistically significant increase in food intake after AT-002 treatment.

We conducted a dose confirmation study in client-owned cats similar to that of the pilot study for AT-002 in dogs. As expected, we confirmed that cat owners have difficulty assessing appetite in cats.

Based on this experience and the study results in laboratory cats we are looking to extend the treatment duration to measure weight gain and/or weight control. Thus, we have selected a three week treatment term and weight gain and/or control claim for further proof of concept work.

CMC. We have selected a final formulation for AT-002 for cats and expect to follow a similar process to that described above for AT-002 for dogs.

Development plan. We plan to conduct a proof of concept study in 2014 to measure weight gain and/or weight control in client-owned cats in order to develop a study design, establish a dose regimen, and test various endpoints to be used in a pivotal field effectiveness study. To fulfill the safety requirements, our development plan includes a standard safety study in cats according to CVM guidelines. Concurrently, we continue to develop our CMC data package. We plan to have a pre-submission meeting with the CVM to discuss a detailed development plan at the appropriate time.

Overview

AT-003 is a bupivacaine liposome injectable suspension that we in-licensed from Pacira. The product was approved for use in humans as a local, post-operative analgesic by the FDA in October 2011 and is marketed by Pacira under the name EXPAREL for use in controlling post-operative surgical wound pain following various types of surgical procedures. We intend to develop AT-003 as a therapeutic to manage post-operative pain in cats and dogs following surgery. We expect to use the same product in both species. AT-003 for dogs is in the dose characterization and confirmation phase and AT-003 for cats is in the proof of concept phase.

Medical need and market opportunity

Veterinarians perform approximately 19 million dog surgeries and 14 million cat surgeries each year. Approximately 50% of dog surgeries and 58% of cat surgeries, respectively, are spays and neuters, while other common surgeries include cancer surgery, declaw, cruciate repairs and fracture repairs. There is no established protocol for the use of pain medications in these surgeries and pain management practices have traditionally been based on the veterinarian’s views on the level of pain associated with a specific surgical procedure and the perceived pain tolerance of the pets. Recently, as pet owners have begun requesting analgesia for their pets’ painful conditions, veterinarians have made advances in treating pain in pets. Furthermore, animal research demonstrates that pain can have a detrimental effect on healing, and pain experts in academia and specialty clinics are advocating more use of local anesthesia for pain control.

Currently available treatments and their limitations

The most widely used drugs approved for treatment of post-operative pain are Coxib NSAIDs and fentanyl in dogs and Coxib NSAIDs and butorphanol in cats. In surgeries associated with the most severe post-operative pain, fentanyl is commonly used. Fentanyl is a controlled narcotic drug, and pets are often kept in the hospital while receiving fentanyl. In our experience, the majority of fentanyl is dispensed as fentanyl patches, although such use in pets has not been approved. In 2012, Nexcyon received FDA approval for a transdermal fentanyl solution, but its use in this format has not been widely established because the product has not been launched in the United States. We believe that there are unmet needs in pets receiving these more painful surgeries, especially if effective and extended pain relief could be achieved with a non-narcotic medicine. The same group of NSAIDs approved to treat the pain and inflammation associated with osteoarthritis in dogs are used for post-operative pain. Some of these drugs can be given in the veterinary hospital as an injection, and then dispensed to the owner for a few days of treatment at home. For cats, only two NSAIDs are approved by the CVM for use in post-operative pain. These are Onsior, which is given orally and is approved for no more than three days of use, and Meloxicam, which is approved for one injectable dose only.

Among the drugs used for post-operative pain, some have been approved by the CVM, while others are used off label. The most commonly used post-operative pain medication in dogs is Rimadyl, which has been approved by the CVM for this use. The most common product for post-operative pain in cats is buprenorphine; however, this drug is not CVM-approved for this use. As previously described in our discussion regarding AT-001 for dogs, NSAIDs have demonstrated significant side effects that result in prescribed monitoring of dog health during their use. For example, some dogs have an idiosyncratic sensitivity that results in hepatic toxicity and, in extreme cases, death. Consequently, we believe veterinarians would appreciate a drug for post-operative use that was effective, but also safer on the liver, gastrointestinal system and kidneys.

Our solution—AT-003

AT-003 is a 1.3% bupivacaine liposome injectable suspension. It consists of microscopic, spherical multivesicular liposomes, which is Pacira’s proprietary DepoFoam drug delivery system. Bupivacaine is released from the DepoFoam particles by mechanisms involving reorganization of the barrier lipid membranes and subsequent diffusion of the drug occurs over an extended period of time. The formulation has been shown to extend the duration of human post-operative analgesia from approximately six to eight hours, to as long as 72 hours in some instances, which can eliminate the need for follow-on post-operative administration of other pain drugs. Additionally, the slower uptake of the bupivacaine into the systemic circulation helps avoid high plasma concentration and presumably lowers the risk of systemic toxicity.

Bupivacaine is a local anesthetic that prevents the generation and conduction of nerve impulses, apparently by increasing the threshold for electrical excitation in the nerve, by slowing the propagation of the nerve impulse, and by reducing the rate of rise in the action potential. Bupivacaine has a history of use in the United States of more than 30 years and its pharmacology, pharmacodynamics and toxicology in laboratory animals and humans are well understood. Bupivacaine is widely used by veterinary surgeons.

Human clinical results from AT-003 human development program

EXPAREL has demonstrated efficacy and safety in two multicenter, randomized, double-blind, placebo-controlled, pivotal Phase III clinical trials in humans undergoing soft tissue surgery and orthopedic surgery. Both trials met their primary efficacy endpoints in demonstrating statistically significant analgesia through 72 hours for the tissue surgery trial and 24 hours for the orthopedic surgery trial. Both trials also met multiple secondary endpoints, including decreased opioid use and delayed time to first opioid use. These two pivotal Phase III clinical trials formed the basis of the evidence for efficacy in the FDA-approved NDA for EXPAREL.

The safety of EXPAREL has been demonstrated in 21 clinical trials in humans consisting of nine Phase I clinical trials, seven Phase II clinical trials and five Phase III clinical trials. EXPAREL was administered to over 1,300 human patients at doses ranging from 10 mg to 750 mg administered by local infiltration into the surgical wound and by subcutaneous, perineural, epidural and intraarticular administration. In all 21 clinical trials, EXPAREL was well-tolerated.

AT-003 in dogs

Safety. Pacira conducted an extensive toxicology program to support human drug development. Both the liposome formulation alone and the bupivacaine formulated product underwent extensive in vitro and in vivo safety testing, which included numerous studies performed in laboratory dogs. As a result, we have seven studies that we plan to use to support approval for AT-003 in dogs.

We believe our pivotal dog safety study for AT-003 is the subcutaneous toxicity study with twice-weekly dosing for four weeks in dogs that was conducted as part of the human development program. The study was conducted to evaluate potential local and systemic toxicity of twice-weekly subcutaneous dosing for four weeks. Also, the reversibility, progression or delayed appearance of any observed changes were evaluated in a four-week post-dose observation period.

A total of 60 dogs were allotted to five groups of six male and six female dogs. Three groups were treated twice weekly with EXPAREL at different dose levels, one group with bupivacaine HCl injection, also known as Sensorcaine, and one group with normal saline. After the four-week dosing period, three male and three female dogs per group were maintained for a 28-day recovery period.

All animals were observed daily for clinical signs. Clinical examinations and body weight measurements were performed weekly. Electrocardiograms, hematology, serum chemistry and urinalyses were monitored periodically. At the end of terminal and recovery periods, necropsy examinations were performed, organ weights were recorded and selected tissues were microscopically examined.

The only EXPAREL effects were associated with the injection sites in dogs. This effect was considered an expected response to the liposomes in EXPAREL and non-adverse because of the low incidence and severity observed in these dogs.

We have received all study documentation of this study and started the re-evaluation of the data according to target animal safety study guidelines. We plan to submit the re-analyzed study to the CVM for review.

Effectiveness. We have conducted a dose ranging study in a surgical pain model in laboratory dogs. Five groups of 8 dogs each were treated with saline (placebo), bupivacaine HCL at 2 mg/kg, or AT-003 at three different dosages (low, mid and high). Pain assessments were made using three different pain measuring scores and evaluation of ground reaction forces by means of a pressure mat. Based on the results we have chosen the mid dose for further evaluation.

CMC. We intend to use the same product that was approved by the FDA for the AT-003 development program and expect to receive a CMC technical section complete letter based on the same data that was submitted to the FDA for the NDA of EXPAREL. We have started to assemble a full CMC package which we plan to submit to the CVM and expect they will perform a full review.

Development plan. We held a pre-development plan meeting with the CVM to present and discuss the drug product, the toxicity profile, and the proof of concept study results. We discussed an outline of our proposed development activities including the CMC submission plans. We plan to initiate a dose confirmation study in client-owned dogs in the first half of 2014. After a dose regimen and study design have been established, we will submit to the CVM the pivotal study field effectiveness protocol. We anticipate filing our NADA in 2015 and, assuming we achieve that goal and our submission is acceptable, we could expect NADA approval in 2016 or 2017. We believe EMA approval would follow a year later.

AT-003 in cats

Safety. To initially evaluate the safety of AT-003 in cats, we performed a pilot toxicokinetic study in laboratory cats. Five groups of 4 to 5 month old cats were administered once subcutaneously with saline, bupivacaine HCL at 1 mg/kg, or AT-003 at three different dosages (low, mid and high). We expect the high dose to cover 5 times the therapeutic dose. We did not observe any negative findings in any dose group, with the exception of limited abrasions of the injection site. We believe these abrasions can be explained by expected inflammatory reactions to the liposomal formulation.

Once a dose regimen has been established we plan to perform a guideline 1x, 3x, 5x target animal safety study according to a study protocol that will be submitted to the CVM for concurrence. We expect the study design will be similar to the subcutaneous toxicity study in dogs.

Effectiveness. We have conducted a dose ranging study in soft tissue and orthopedic surgical pain model in laboratory cats. While we could not observe a benefit of AT-003 over conventional bupivacaine HCL in soft tissue surgery, we continue to refine the dose regimen and application technique in the orthopedic surgical pain model.

CMC. We intend to use the same product that was approved by the FDA for the AT-003 development program and expect to receive a CMC technical section complete letter based on the same data that was submitted to the FDA for the NDA of EXPAREL. We have started to assemble a full CMC package which we plan to submit to the CVM and expect they will perform a full review.

Development plan. We held a pre-development plan meeting with the CVM where we discussed an outline of our proposed development activities including the CMC submission plans. We plan to continue dose ranging studies in a surgical pain model in laboratory cats during the first half of 2014. Once we have established a dose regimen in cats we will schedule another pre-development plan meeting with the CVM to present and discuss the programs to cover the approval requirements for safety and effectiveness. We anticipate filing our NADA in 2016 and, assuming we achieve that goal and our submission is acceptable, we could expect NADA approval in 2017 or 2018. We believe EMA approval would follow a year later.

AT-004 and AT-005

Overview

Our proprietary platform allows us to engineer pet specific antibodies with more than 85% pet specific sequences. This makes our antibodies highly specific to pet targets and compatible with their immune system. The process is straight forward and cost effective.

AT-004 is a caninized monoclonal antibody intended for the treatment of B-cell lymphoma in dogs that we acquired with the acquisition of Vet Therapeutics. AT-004 was approved by the CVB in November 2012 under a conditional license as an aid for the treatment of B-cell lymphoma in dogs. We continue to pursue full licensure for AT-004, which we expect to receive in the next 12 to 18 months.

AT-004 was developed under an exclusive commercial license agreement between Vet Therapeutics and Novartis Animal Health. Novartis Animal Health also obtained the rights to commercialize AT-004 in the United States and Canada. Beginning one year after we receive a full license for AT-004, we will have the right to commercialize the product outside of the United States and Canada. Prior to commercialization of AT-004, Vet Therapeutics was responsible for manufacturing the product. We are currently assisting Novartis Animal Health in transitioning to a commercial manufacturer. Pursuant to the license agreement, Novartis Animal Health will pay us quarterly royalties based on a percentage of its net sales of the product ranging from the mid-teens to mid-twenties, subject to reduction in certain circumstances. Royalty payments will terminate upon the last of occur of five years from the expiration of the last licensed patent or twenty years from the date of the first commercial sale.

AT-005 is a caninized monoclonal antibody intended for the treatment of T-cell lymphoma in dogs that we acquired with the acquisition of Vet Therapeutics. AT-005 was engineered using our technology platform. We received conditional licensure for AT-005 in January 2014 and we expect full product license in 2015. We plan to commercialize AT-005 ourselves.

Medical need and market opportunity

Cancer is a major cause of morbidity and mortality in dogs, with approximately one in four dogs diagnosed with cancer at some point in their lives. Lymphoma is one of the most common cancers in dogs and is the most common cancer treated with chemotherapy. Certain breeds have a higher lymphoma prevalence, including popular breeds such as golden retrievers, German shepherds, poodles, Scottish terriers and boxers. The incidence rate increases with age. In the United States there are approximately 300,000 dogs diagnosed annually with lymphoma, of which approximately 76%, or 228,000, is B-cell lymphoma, and 24%, or 72,000, is T-cell lymphoma.

The current lymphoma market is difficult to estimate as the majority of the treatments consist of generic human-labeled chemotherapeutic agents. We believe, based on our own market research among veterinary oncologists, that chemotherapy costs range from $2,500 to $10,000 per patient depending on the stage of cancer, response rates and geographic location. We estimate the average treatment costs to be approximately $5,000 per patient. Treatment costs include the expense of the veterinary specialists and their highly skilled staff. A course of chemotherapy typically includes numerous examinations as well as the pharmaceutical and diagnostic costs associated with the treatment. Treatments can extend over a number of weeks during which careful monitoring of the patient is required. Weekly infusions are common and regularly require several hours in the hospital. There are over 300 board-certified veterinary oncologists practicing in 200 veterinary cancer centers and an estimated 800 additional hospitals specializing in cancer treatments. Typically this type of veterinary care is unavailable outside the large urban areas. In total in the United States there are an estimated 5,000 veterinary hospitals of the total 25,000 veterinary hospitals treating some cancer.

Currently available treatments and their limitations

Advances in therapy have extended not only length of life but also the quality-of-life for dogs with lymphoma. Chemotherapy is the most commonly recommended treatment, and combinations of drugs offer the greatest chance of remission. However, even when treated aggressively, cancer is likely to return. There currently are no protein therapeutics approved for pets for the treatment of cancer.

With multi-agent chemotherapy the median survival time for a dog with lymphoma is approximately one year, with 25-percent of dogs living two years or longer. Phenotype is currently one of the most important prognostic factors. In general, with current therapies B-cell lymphoma has a higher remission rate, longer remission duration, and longer survival times as compared to T-cell lymphoma. The most common adverse effects of cancer chemotherapy in dogs are gastrointestinal, such as loss of appetite, vomiting, diarrhea, or a decreased white blood cell count, which may increase the risk of secondary infections.

Treatment options for either lymphoma include treatment with:

•	prednisolone alone;

•	a single agent chemotherapy, such as doxorubicin;

•	a multi-agent chemotherapy, including various combinations of vincristine, cyclophosphamide, adriamycin, doxorubicin, L-asparaginase and prednisolone;

•	radiation; and

•	surgery.

Some of the more aggressive lymphomas are unresponsive to any available treatment. Current options to treat B-cell and T-cell lymphoma in dogs are limited to mostly chemotherapy. The most common multi-agent chemotherapy commonly known as CHOP is the University of Madison-Wisconsin 19 week combination chemotherapy protocol.

Typically, improvement is only achieved with the chemotherapeutic treatments during the treatment period and, with every cycle, their effectiveness decreases over time, while their toxicity increases. Although many dogs achieve initial remission with standard chemotherapy, most will eventually relapse. Cancer cells become increasingly resistant to chemotherapeutic agents during the course of treatment. Therefore, an approach specifically dedicated to dogs, with minimal side effects, represents a significant unmet medical need.

Our solution—AT-004

AT-004 is a caninized monoclonal antibody, engineered using our technology platform, intended for the treatment of B-cell lymphoma in dogs. AT-004 provides a targeted immunotherapy that specifically recognizes with high affinity the target, canine CD20, at the surface of cells involved in the proliferation of lymphoma in dogs. AT-004, upon binding to the target, depletes B-lymphoma cells.

AT-004 was approved by the CVB, in November 2012 under a conditional license for manufacture and distribution of the product as an aid for the treatment of B-cell lymphoma in dogs. The conditional license was issued following acceptance of data supporting that AT-004 has demonstrated a reasonable expectation of efficacy, is safe under normal conditions of use in the field and has acceptable purity. This is the first biologic product approved for use as a therapeutic for canine B-cell lymphoma.

AT-004 in dogs

Safety. AT-004 was administered intravenously to several client-owned dogs of various breeds, ages and gender, presenting with B-cell lymphoma. The dosing regimen consisted of 2 doses of 5.0 mg/kg each on the first week followed by 1 dose of 5.0 ± 1.0 mg/kg per week for 7 weeks. The results from our safety study demonstrated no treatment related side effects. In rare instances, administration of AT-004 caused lethargy and inflammatory or hypersensitivity for which treatment involving antihistamines or anti-inflammatories was deemed appropriate. Based on these studies, we believe we have demonstrated that AT-004 is generally safe and well tolerated both locally and systemically in dogs with B-cell lymphoma with what appears to be no known contraindications for its use.

Effectiveness. Pharmacokinetics studies performed in dogs presenting with B-cell lymphoma with the recommended dose of AT-004 showed that its elimination half-life ranges between 3 and 4 days after a single dose. In addition, high plasma levels of AT-004 were achieved in all animals after the first and second dose and persisted at significant levels during the treatment intervals with elimination half-life of longer than one week after multiple doses. Studies with AT-004 in client-owned dogs of various breeds, ages and gender presenting with B-cell lymphoma were performed and compared to historical non-treated groups. Treatment with 2 doses of 5.0 mg/kg each on the first week followed by 1 dose of 5.0 ± 1.0 mg/kg per week for 7 weeks resulted in significant increased survival compared to the non-treated historical group.

Additional studies initiated by veterinarian oncologists demonstrated the effectiveness in client-owned patients of AT-004 when used after abbreviated chemotherapy protocols compared to control groups treated with chemotherapy alone. Effectiveness parameters included owner assessment of clinical response, overall survival, and quality of life. Treatment with AT-004 post-abbreviated chemotherapy increased the probability of achieving sustained improvement and increased overall survival when compared to control groups.

CMC. We currently manufacture AT-004 at our USDA-licensed manufacturing facility in Del Mar, California, which includes the steps of production, fill and finish, and testing for product release. We currently provide Novartis Animal Health limited quantities of AT-004 to support its early commercial launch of the product. Concurrently, Novartis Animal Health is in the process of establishing larger manufacturing capacity to satisfy long-term demands of AT-004.

Development plan. Our plan is to complete the regulatory dossier to obtain full licensure in the United States. We have submitted to CVB the data of our ongoing pivotal field study that further supports the safety and efficacy of the product. Concurrently, we continue to refine our manufacturing data package and have submitted to CVB all data related to the manufacturing process. Assuming that our submission is acceptable, we expect to obtain full licensure in the next 12 to 18 months.

Our solution—AT-005

AT-005 is a caninized monoclonal antibody, engineered using our technology platform, intended for the treatment of T-cell lymphoma in dogs. AT-005 provides a targeted immunotherapy that specifically recognizes with high affinity the target, canine CD52, at the surface of cells involved in the proliferation of lymphoma in dogs. AT-005, upon binding to the target, depletes T-lymphoma cells.

We submitted AT-005 data to the CVB supporting that the product has demonstrated a reasonable expectation of efficacy, is safe under normal conditions of use in the field and has acceptable purity. We received a conditional license from the USDA for AT-005 as an aid for the treatment of T-cell lymphoma in dogs in January 2014 and we expect to commence marketing the product later this year.

AT-005 in dogs

Safety. AT-005 was administered intravenously to several client-owned dogs of various breeds, ages and gender, presenting with T-cell lymphoma. The dosing regimen consisted of 2.5 mg/kg administered with two doses on week 1 to 4 at 2 to 3 day intervals followed by 4 doses every other week. The results from our safety study demonstrated no treatment related side effects. Based on these studies, we believe we have demonstrated that AT-005 is generally safe and well tolerated both locally and systemically in dogs with T-cell lymphoma with what appears to be no known contraindications for the use of this product in dogs with T-cell lymphoma to date.

Effectiveness. Pharmacokinetics studies performed in dogs presenting with T-cell lymphoma with the recommended dose of AT-005 showed that AT-005 levels in plasma were reflective of dosing and were detectable after the first administration, and peaked after the second dose. Levels remained detectable throughout the study. The volume of distribution approximated the plasma volume, indicating that AT-005 mostly remained in plasma. The half-life ranged between 3 and 7 days after the first injection. Studies with AT-005 in client-owned dogs of various breeds, ages and gender, presenting with T-cell lymphoma were performed and compared to historical non-treated groups. The AT-005 treated group experienced a significant increase survival compared to the non-treated historical group.

CMC. We currently manufacture AT-005 at our USDA-licensed manufacturing facility in Del Mar, California which includes the steps of production, fill and finish, and testing for product release. We plan on supporting early commercial launch of the product. Concurrently, we are in the process of establishing larger manufacturing capacity at the facility and exploring additional capacity to satisfy long-term demands of AT-005.

Development plan. We plan to continue to collect data that further supports the safety and efficacy of the product towards obtaining full licensure of the product. We expect to receive full licensure in 2015. If approved, we expect AT-005 will be the first biologic product used as a therapeutic for canine T-cell lymphoma.

AT-006 is a feline specific antiviral that we acquired with the acquisition of Okapi. AT-006 was originally discovered by KU Leuven Research & Development and achieved proof of concept for treatment of ocular lesions caused by feline herpes virus -1, or FHV-1, ocular disease. AT-006 is designed to be administered by instilling eye drops onto affected eyes. The product is a sterile solution that we expect to provide in an eyedropper vial with enough volume for a full treatment course for one animal.

This product is being developed under an exclusive license agreement for the development and commercialization of the product entered into with Novartis Animal Health. Novartis Animal Health retains the worldwide rights to commercialization and will fund development. We are responsible for product development, as well as for manufacturing of the product. Manufacturing will be transferred to a commercial manufacturer selected by Novartis Animal Health no later than one year after marketing authorization is obtained. Pursuant to the license agreement, we are entitled to milestone payments upon commercial launch of the product in the European Union and in the United States. Additionally, Novartis Animal Health will pay us milestones based on threshold annual unit sales, as well as quarterly royalties based on a percentage of its net sales of the product ranging from the high single digits to mid-teens subject to reduction in certain circumstances. Royalty payments will terminate upon the earlier of the expiration of the last licensed patent or ten years from the date of the first commercial sale.

FHV-1 is the second most common viral disease in cats. It is estimated that up to 97% of all cats have been exposed to the virus during their lifetimes. According to industry sources, 4% of cats are diagnosed with FHV-1. FHV-1 is one of the most common cause of upper respiratory disease in cats and is also considered a major cause of feline morbidity. Following exposure to the virus, virtually all cats become persistently infected. Acute ocular disease manifests as conjunctivitis, corneal ulceration and keratitis, and can be severe and painful. Repeated bouts of ocular disease can lead to progressive corneal pathology that can be ultimately blinding in affected cats. There currently is no existing, measurable market size for products used to treat FHV-1. Since mostly off-label human drugs and antibacterials are used to treat symptoms and secondary infections, rather than the underlying disease, we believe that a significant market opportunity exists for a feline specific anti-viral. According to a survey of 320 veterinarians in Germany, France and the UK approximately 4% of cats that visit veterinarian clinics per year are suffering from symptoms where FHV-1 might likely be an underlying cause.

Although vaccines do exist, the majority of cats go un-vaccinated for FHV-1. In the majority of cats, only symptoms are treated with drugs such as trifluridine, cidofovir, idoxuridine, ganiclovir and aciclovir. Current systemic treatments for the underlying disease include mostly human interferon with feline interferon being approved only in Europe. Once a cat is diagnosed as infected, veterinarians may prescribe oral and/or topical antibiotics, anti-inflammatory drugs or reformulated human anti-viral medications to help ease symptoms. At present no registered antiviral treatment is available in Europe. In addition, vitamins are often used, but their value is unproven.

Our plan is to complete our ongoing pivotal effectiveness study on AT-006 in cats, at which point we will evaluate, together with the EMA, whether additional effectiveness data will be required to support our approval. Concurrently, we plan to continue to develop and refine our CMC data package. We believe we can obtain EMA approval in 2015.

We are currently evaluating whether we need additional information commence the U.S. regulatory process, and we expect to file an INAD in early 2014. We believe we could obtain FDA approval in 12 to 18 months following EMA approval.

AT-007 is a feline-specific antiviral that we acquired with the acquisition of Okapi. AT-007 was originally discovered by KU Leuven Research & Development and achieved proof of concept for treatment of feline immunodeficiency virus. The molecule was developed in humans for treatment of HIV and comes from the same compound family as tenofovir. We are developing AT-007 for the treatment of cats, from 6 months of age, infected with FIV with a resulting improvement of the cat’s well-being and quality of life. The product is a sterile solution given by injections over a course of several weeks.

Feline immunodeficiency virus, or FIV, affects cats worldwide. In the United States, approximately 2.5% of domesticated cats were found to be FIV-seropositive in a 2004 18,000 cat epidemiological study. Most frequently, clinical signs such as chronic infections of the mouth and gums, chronic eye infections, chronic rhinitis and weight loss will appear. The final outcome of FIV is variable, but in a proportion of infected cats a functional immunodeficiency, clinical signs of AIDS and death will occur. Prevalence in Europe is highly variable ranging from 2.1% to 12.5%.

Although human antiviral drugs are occasionally used, there is no dedicated antiviral treatment for FIV in cats. Moreover, many of the available human drugs, such as AZT, are toxic to cats or ineffective. In addition, interferons have also been used with some success. These include feline interferon omega (approved in Europe only) and human interferon alpha. Currently, treatment focuses mainly on extending the dormant period of the virus or, if symptoms have set in, on easing the secondary effects of the virus. Veterinarians may prescribe antibacterial drugs for secondary infections, anti-inflammatory drugs and/or off-label human immune-enhancing drugs.

Our plan is to complete the analysis of our pilot trial, at which point we will be able to evaluate, together with the EMA and FDA, what pivotal trial will be required to support our approval and the design of the target animal safety study. Concurrently, we continue to develop and refine our CMC data package. We believe we can obtain full EMA approval in 2017 and FDA conditional approval in 2017 with a minor use minor species, or MUMS, designation.

Other Products in Development

We have several other products in our development pipeline at various stages of development. These include:

•	AT-008: We are developing AT-008 as a small molecule for the treatment of canine lymphoma and have commercial rights for Europe and the rest of the world, excluding North America. Another U.S.-based animal health company has obtained the North American rights to market this product. The product has been granted MUMS status in the European Union.

•	AT-009: We are developing AT-009 as a caninized monoclonal antibody intended as an aid in the treatment of canine mast cell tumors. AT-009 was engineered using our technology platform and is in the research phase. The target is CD52, a dominant marker in mast cell. Because of the specificity of AT-009, we believe it can address not only cell proliferation but also the underlying inflammatory process of the disease. We plan to conduct proof of concept studies of AT-009 in dogs using the established anti-CD52 monoclonal antibody in the next 12 to 18 months.

•	AT-010: We are developing AT-010 as a caninized monoclonal antibody intended as an aid for the treatment of atopic dermatitis in dogs by targeting mast cells and lymphocytes. AT-010 was engineered using our technology platform and is in the research phase. Atopic dermatitis is one of the most common allergic skin diseases of dogs. We believe that an antibody could offer advantages over current therapies with weekly to monthly, rather than daily, doses. We plan to conduct proof of concept studies of AT-010 in dogs using the established anti-CD52 monoclonal antibody in the next 18 to 24 months.

•	AT-011: We are currently evaluating a group of compounds that are analogs of a potent human anti-viral to treat parvovirus in dogs. Canine parvovirus type 2 is a highly contagious virus that can cause severe disease, particularly in puppies. We have studied the group of compounds for their safety and pharmacokinetics in rodents. We intend to select the compound to develop as AT-011 based on initial pharmacokinetic, safety and efficacy studies in cats.

•	AT-012: We are evaluating a set of molecules from KU Leuven Research & Development and a third party for treatment of feline calicivirus, or FCV. FCV is one of the two main viral causes of respiratory infection in cats, the other being FHV-1. We are evaluating lead compounds for initial safety and pharmacokinetics data and plan to select a development candidate in the next 12 to 18 months. We expect to begin a pilot trial in 2015.

Product Selection and Development

We believe the pet therapeutics market is significantly underserved, and we have identified for further pursuit more than 20 therapeutic areas that overlap with areas of human biopharmaceutical development. We are actively engaged in the pursuit of compounds and molecules in various stages of human and animal development through a systematic and opportunistic approach. We review and evaluate potential compounds for development using our in-house team of pet health experts and outside consultants. In selecting potential compounds for development, our team relies on database searches, medical literature, patent review and their extensive knowledge of companies involved in human biopharmaceutical research. In some instances, we may enter into an agreement that gives us the exclusive opportunity to further investigate the compound prior to its in-licensing. We review all products with a goal of developing them for cats, dogs or both and achieving regulatory approval in the United States and Europe.

Our primary focus is on product development. We seek to identify validated compounds that have demonstrated safety and effectiveness in at least two species, such as mice, rats, dogs or humans, and are in or have completed Phase I or Phase II clinical trials in humans. We identify these compounds by focusing on human biopharmaceutical products in development where we can leverage the existing investment in those products. As a prerequisite for human trials, the FDA requires pre-clinical safety studies in two mammalian species. These safety studies are often conducted in dogs, which in many cases allows us to rely on those studies for demonstrating safety for our intended use. For example, prior to licensing AT-001 and AT-002 from RaQualia, we obtained a significant amount of data from dog safety studies of AT-001 and AT-002. This information allowed us to evaluate the risk of development prior to licensing the compound and to initiate a proof of concept study in dogs prior to investing in key pivotal studies.

We also seek to identify compounds with well-developed API process chemistry, allowing us to further leverage the existing investment in the human biopharmaceutical product. As products proceed through human development, API manufacturing processes become more defined and we can more easily evaluate the route to the scale-up required for commercialization. A significant part of the product review process includes a thorough review of the manufacturing, which is conducted by our experienced manufacturing and development personnel.

As an innovator, we receive in-bound requests to license compounds and molecules from potential collaborators. We believe our experience in pet therapeutics and human drug development makes us an attractive partner or licensee for companies that are looking for capital efficient ways to leverage their existing product portfolios.

When a compound or molecule is identified, we attempt to enter into a license agreement where we obtain exclusive, worldwide rights to its development and commercialization in animal health. In exchange, we typically pay an upfront amount and a combination of milestones and royalties going forward.

Option Program

As part of our product selection and development effort, we enter into option agreements with human biopharmaceutical companies to access certain product candidates. These agreements are for a determined period of time and enable us to perform additional due diligence and further evaluate the product candidate prior to entering into a license. We negotiate the terms of the license at the time of the option agreement and those terms become effective only if we exercise the option. Using this strategy, we have the ability to perform due diligence on multiple molecules in the same therapeutic class. We have entered three such option agreements for molecules in human pharmaceutical development; two of these molecules were in the same therapeutic class, and after performing an analysis of both compounds, we have decided to continue option period diligence on one of these molecules. We expect to make a decision on the remaining two options during the first half of 2014. For each of the two remaining molecules in the option programs, we have dog safety data and early dog efficacy data.

De Novo Product Generation

We recently acquired two development sites, one in Del Mar, California and the other in Leuven, Belgium, where we are engaged in the identification of new product candidates. At our facility in Del Mar, we are developing patent protected, species-specific, monoclonal antibodies against biological targets of known activity using our proprietary platform. At our Leuven facility, we are engaged in the development of antiviral and other small molecules for use as pet therapeutics. We have an agreement with KU Leuven Research & Development, pursuant to which it screens various human compound libraries. From there, we select a small number of promising leads to optimize and test for safety and pharmacokinetics for application in pet therapeutics. We believe these development capabilities may provide a source for additional product candidates.

Diagnostic Products

The development of diagnostic products is not a core element of our strategy. However, in the course of evaluating various products and product technologies, we have identified two diagnostic technologies that we believe can be developed for application in pet therapeutics—a Koi herpesvirus diagnostic, or KHV diagnostic, and a lymphoma diagnostic.

•	The KHV diagnostic is used to diagnose cyprinid herpesvirus-3, or KHV, which is a highly contagious disease affecting carp, including the ornamental koi carp. This disease may result in mortality rates up to 70-100% and is spread worldwide. In June 2012, we entered into a distribution agreement with MegaCor Diagnostik GmbH to distribute the KHV diagnostic in 13 European countries. We believe that the KHV diagnostic is the first diagnostic launched for KHV.

•	We are developing a lymphoma diagnostic, based on our AT-004 product candidate, that can be used to identify whether a lymphoma is B-cell type or T-cell type, the determination of which can be important in determining the appropriate treatment regime. We intend to enter discussions with potential collaborators for our lymphoma diagnostic in 2014.

Production Animal Products

While production animals themselves are not a core part of our strategy, we have determined that certain of our technologies have applicability in food animals. We are currently in the pre-clinical stage with two products to treat two diseases occurring in livestock animals: classical swine fever virus, or CSFV, and foot and mouth disease virus, or FMDV. Historically, outbreaks of each of these diseases have resulted in significant negative economic consequences as both infected and healthy animals in an affected area must be destroyed. We are attempting to develop antiviral medications to treat these diseases. Our product candidates in these areas have been largely developed using grant funds. We intend to continue to seek non-dilutive sources of financing to develop these products to a point where we can divest them to a third party.

Sales and Marketing

If approved by the regulatory agencies, we intend to commercialize our products in the United States and Europe through a direct sales organization and to augment that sales organization with select national and regional distributors in a manner designed to optimize our commercial efforts. Outside the United States we intend to engage in strategic partnerships to accomplish commercialization. Additionally, we intend to seek opportunities to partner with companies where we can provide commercialization for their approved, or close to approved, pet therapeutic products.

Our AT-004 monoclonal antibody product for B-cell lymphoma in dogs has received a conditional license from the USDA and is currently being sold by our distribution partner. To prepare for the launch of our other pipeline products, we have begun pre-launch marketing activities. Our marketing team is working closely with our development team on the key differentiating features and benefits of our compounds. We are focusing on labeling, pet-friendly formulations and user-friendly packaging to meet the needs of veterinarians and pet owners. We are establishing trademarks for the products and will conduct primary market research with key opinion leaders, veterinarians and pet owners to establish the optimal product positioning and pricing. As clinical data becomes available, we intend to prepare peer-reviewed journal articles and presentations that can be delivered at veterinary conferences and that can be used as key elements of our promotional materials at launch.

As part of our commercial strategy, we intend to employ a direct sales organization to market our products in the United States. Our direct sales organization will sell products directly to veterinarians, who in turn typically sell pet therapeutics products to pet owners at a mark-up. According to industry sources, approximately one-third of companion animal practice revenue comes from prescription drug sales, vaccinations and non-prescription medicines. In light of the veterinarian’s goal of improving the health of pets and the ability to generate revenue from the sale of therapeutic products, we believe veterinarians are motivated to prescribe innovative therapeutics that are safe, effective and supported by reliable clinical data and regulatory approval.

We expect our first marketed product in the United States to be AT-005, a monoclonal antibody targeting T-cell lymphoma in dogs. AT-005 received a conditional approval from the USDA in January 2014. We plan to field a specialty sales team of 13 new sales and marketing personnel, including six territory managers, that will call on board certified veterinary oncologists and large practices that routinely treat cancer with chemotherapy in high treatment geographies. During the conditional approval stage, there are some restrictions on branding and we expect sales of AT-005 to be modest. We plan to work collaboratively, however, with the veterinary oncologists to determine ideal diagnostic and treatment protocols. The conditional phase launch with a specialty sales force should allow us to begin to build the necessary infrastructure and systems to support a larger sales organization. We expect to add in 2015 an additional 12 personnel in sales management, key account management, professional veterinary services, pharmacovigilance and customer services.

In addition to a direct sales organization in the United States, we believe that we can use distributors to expand our commercial reach in an efficient manner. Animal health companies commonly use wholesale veterinary distributors to inventory, sell, invoice and ship products to independent veterinarians. We estimate that the top three national distributors are responsible for approximately 70% of U.S. pet sales from veterinarians. Each of these distributor organizations has a sales team of approximately 275 field sales representatives, 175 telesales representatives and a dozen distribution centers geographically placed throughout the United States so that they can rapidly deliver product to the practices. We intend to strategically balance our direct sales organization with national and regional distributors in a manner that optimizes our commercial efforts and allows us to provide coverage to a more expansive group of veterinary practices while growing our direct sales organization incrementally.

Manufacturing

We have no internal manufacturing capabilities for the pharmaceutical drug products regulated by the CVM. To ensure dependable and high quality supply of API for our clinical studies, we have chosen to rely on cGMP compliant contract manufacturers rather than devote capital and manpower toward developing or acquiring internal manufacturing facilities. We believe we have sufficient supply of formulated drug to conduct each of our currently contemplated studies. We will need to identify contract manufacturers to provide commercial supplies of the formulated drugs for any of our pharmaceutical product candidates, other than AT-003, that obtain marketing approval. We intend to secure contract manufacturers with established track records of quality product supply and significant experience with regulatory requirements of both CVM and EMA. For AT-003, we have entered into a commercial supply agreement with Pacira.

We manufacture our monoclonal antibody products at our USDA-licensed facility in Del Mar, California. We perform all steps for production including cell line development, assay development, production in batch mode, fill and finish, release of products, and packaging. During 2014, we will manufacture AT-004 and AT-005. We believe that our facility will provide sufficient production capacity to meet initial commercial supply requirements of the products. We are working on a biological product manufacturing strategy to secure future commercial quantities.

Exclusive Supply Agreement with Pacira

In December 2012, we entered into an exclusive license agreement and related exclusive supply agreement with Pacira. Under the supply agreement, Pacira is our exclusive supplier of AT-003 and will supply us with finished drug product in vials. We are responsible for the labeling, packaging and shipping of the product. We must submit a rolling forecasts to Pacira, with a portion of each forecast constituting a binding commitment. The term of the supply agreement extends for as long as the license agreement with Pacira continues in force. The license agreement has a term of fifteen years, until December 5, 2027, after which we have the option to renew the term for an additional five years. Pacira may terminate the supply agreement if we fail to make an undisputed payment, if we breach a material provision of the agreement, or if Pacira ceases manufacture of the product. Pacira also has the unilateral right to change its manufacturing process for the product. In this case, if we cannot reach agreement on the terms of continued supply of AT-003 meeting current specifications and Pacira decides that it is no longer commercially reasonable to supply us with product meeting such specifications, then Pacira may terminate the supply agreement.

API Development Agreement with RaQualia

In July 2012, we entered into an API development agreement with RaQualia pursuant to which we agreed to develop a manufacturing process for AT-001 that is cGMP compliant. We intend to fulfill this obligation through a contract manufacturer, Cambridge Major Laboratories, Inc., or CML, whom we engaged in August 2011 to develop the manufacturing process for AT-001. CML is developing the API process according to ICH standards that can be used to supply both human and veterinary development and commercialization. Once we have completed development of such manufacturing process, we must supply to RaQualia a defined amount of AT-001 and non-exclusively license to RaQualia certain technical information relating to the manufacture of AT-001 for research, development and regulatory purposes and for the manufacture and commercialization of pharmaceuticals incorporating AT-001 for human use only, subject to certain restrictions. We must also negotiate in good faith a supply agreement to govern any further supply of AT-001 to RaQualia. RaQualia paid us $0.8 million upon the execution of the agreement and is required to pay us an additional $0.8 million upon delivery of a certain quantity of AT-001 that is compliant with law, meets mutually-agreed specifications, and is suitable for use in human clinical trials. Assuming we satisfy our obligations under the agreement, we expect to receive payments of $1.6 million. This agreement will remain in effect until we have received approval from the FDA of the CMC technical section of our NADA for AT-001. Either we or RaQualia can terminate the agreement if the other party breaches a material provision of the agreement or becomes insolvent, if our exclusive license agreement with RaQualia for AT-001 terminates or expires, or if any FDA action prevents us from developing and supplying AT-001 as specified under the agreement and we and RaQualia cannot agree on a response to such FDA action.

Competition

The development and commercialization of new animal health medicines is highly competitive, and we expect considerable competition from major pharmaceutical, biotechnology and specialty animal health medicines companies. As a result, there are, and likely will continue to be, extensive research and substantial financial resources invested in the discovery and development of new animal health medicines. Our potential competitors include large animal health companies, such as Zoetis, Inc.; Merck Animal Health, the animal health division of Merck & Co., Inc.; Merial, the animal health division of Sanofi S.A.; Elanco, the animal health division of Eli Lilly and Company; Bayer Animal Health, the animal health division of Bayer AG; Novartis Animal Health, the animal health division of Novartis AG; Boehringer Ingelheim Animal Health, the animal health division of Boehringer Ingelheim GmbH; Virbac Group; Ceva Animal Health; Vetoquinol and Dechra Pharmaceuticals PLC. We are also aware of several smaller early stage companies that are developing products for use in the pet therapeutics market.

If approved, we expect AT-001 will face competition from Rimadyl, marketed by Zoetis, and generic Carprofen, Deramaxx, marketed by Novartis Animal Health, Previcox, marketed by Merial, and Metacam, marketed by Boehringer Ingelheim, and generic Meloxicam. At the product level, we are currently not aware of any direct competitor for AT-002. However, we are aware that some veterinarians utilize mirtazapine, a human generic antidepressant with known side effects and limited effectiveness, to treat inappetence. We expect AT-003 will compete primarily with the Coxibs and injectable anesthetics, such as bupivacaine, which is not approved for non-human use but is widely used by veterinarians. Recuvyra fentanyl transdermal solution received approval in the United States and Europe for control of postoperative pain from surgical procedures in dogs but dogs must remain isolated from children for 72 hours. We are also unaware of any approved products for the treatment of lymphoma in dogs. We expect that AT-004 and AT-005 will face competition from human generic chemotherapies, though we are unaware of any companies that are actively promoting this use. We are aware of a limited number of biotechnology companies that are developing for the treatment of lymphoma in pets, including some that have received MUMS designation. We know of no direct competitor for AT-006 or AT-007, but we may face competition from generic human antivirals with known side effects and limited effectiveness.

We are an early-stage company with a limited history of operations and many of our competitors have substantially more resources than we do, including both financial and technical resources. In addition, many of our competitors have more experience than we have in the development, manufacture, regulation and worldwide commercialization of animal health medicines. We are also competing with academic institutions, governmental agencies and private organizations that are conducting research in the field of animal health medicines.

Our competition will be determined in part by the potential indications for which our products are developed and ultimately approved by regulatory authorities. Additionally, the timing of market introduction of some of our potential products or of competitors’ products may be an important competitive factor. Accordingly, the speed with which we can develop our compounds, complete target animal studies and approval processes, and supply commercial quantities to market are expected to be important competitive factors. We expect that competition among products approved for sale will be based on various factors, including product efficacy, safety, reliability, availability, price and patent position.

Intellectual Property and License Agreements

We seek to protect our products and technologies through a combination of patents, regulatory exclusivity, and proprietary know-how. Our goal is to obtain, maintain and enforce patent protection for our products, formulations, processes, methods and other proprietary technologies, preserve our trade secrets, and operate without infringing on the proprietary rights of other parties, both in the United States and in other countries. Our policy is to actively seek to obtain, where appropriate, the broadest intellectual property protection possible for our current compounds and any future compounds for development, proprietary information and proprietary technology through a combination of contractual arrangements and patents, both in the United States and abroad. However, even patent protection may not always afford us with complete protection against competitors who seek to circumvent our patents.

We depend upon the skills, knowledge and experience of our scientific and technical personnel, as well as that of our advisors, consultants and other contractors, none of which is patentable. To help protect our proprietary know-how, which is not patentable, and inventions for which patents may be difficult to obtain or enforce, we rely on trade secret protection and confidentiality agreements to protect our interests. To this end, we generally require all of our employees, consultants, advisors and other contractors to enter into confidentiality agreements that prohibit the disclosure of confidential information and, where applicable, require disclosure and assignment to us of the ideas, developments, discoveries and inventions important to our business.

Exclusive License Agreements with RaQualia

In December 2010, we entered into two agreements with RaQualia pursuant to which we exclusively licensed intellectual property rights relating to AT-001 and AT-002 in the animal health field. Pursuant to these agreements we obtained the rights to 17 granted U.S. patents, as well as foreign counterparts in Canada, Europe (Great Britain, Ireland, Spain, France, Germany and Italy), India, Japan, South Korea, Mexico and Russia and other patent applications and patents claiming priority therefrom. The patents relating to AT-001 include composition of matter claims as well as claims to methods of treating various conditions including pain, inflammation, osteoarthritis and rheumatoid arthritis. The patents relating to AT-001 further include methods of preparing the compounds of interest and salts, polymorphs and intermediates thereof, as well as certain combination therapies. The patents relating to AT-002 include composition of matter claims as well as claims to methods of promoting release of endogenous growth hormone and methods of treating inappetence. Under these agreements, we were granted exclusive, worldwide licenses to develop, manufacture and commercialize AT-001 and AT-002 in the field of animal health, except that we cannot develop, manufacture or commercialize injectable AT-001 products in Japan, South Korea, China or Taiwan. We have the right to grant sublicenses to third parties under these agreements. We are responsible for using commercially reasonable efforts to develop and commercialize AT-001 and AT-002. The key patent that we believe covers the crystalline form of the AT-001 compound expires on February 21, 2027, and the key patent that we believe covers certain methods of producing the AT-002 compound expires on February 1, 2020. Each of these patents may be eligible for an award of up to 5 years of patent term extension upon FDA approval of a commercial use of the corresponding product. The remainder of the patents licensed under these agreements are expected to terminate between 2016 and 2031.

We paid RaQualia upfront license fees under each of the AT-001 and AT-002 agreements of $3.0 million and $4.4 million, respectively. We are also responsible for contingent milestone payments upon achievement of development and regulatory milestones and royalties on net sales of licensed products, subject to certain potential offsets and deductions, under each of the AT-001 and AT-002 agreements. The potential milestone payments associated with AT-001 total $10.0 million, and the royalty percentage is in the mid-single digits. The potential milestone payments associated with AT-002 total $8.5 million, and the royalty percentage is in the mid-single digits. We must also pay to RaQualia a portion of royalties we receive from any sublicensees, subject to a minimum royalty on net sales by such sublicensees. Our royalty obligations apply on a country-by-country and licensed product-by-licensed product basis, and end upon the expiration or abandonment of all patents with valid claims covering a licensed product in a given country.

Each of the AT-001 and AT-002 agreements continues until terminated. RaQualia may terminate the AT-001 agreement or the AT-002 agreement if we fail to pay any undisputed fee under the relevant agreement and do not cure such failure within 60 days after RaQualia notifies us of such failure. We may terminate the AT-001 agreement or the AT-002 agreement, or any license granted under either agreement, on a patent-by-patent and country-by-country basis at will, upon 30 days’ prior written notice to RaQualia. Once all of the patents licensed under the AT-001 agreement or the AT-002 agreement have expired or been abandoned, the licenses granted under the relevant agreement become fully-paid and irrevocable.

Exclusive License Agreement with Pacira

In December 2012, we entered into an exclusive license agreement and related exclusive supply agreement with Pacira Pharmaceuticals, Inc., or Pacira. Under the license agreement, we were granted an exclusive, worldwide license to develop and commercialize, but not to manufacture, AT-003 in the veterinary field. We were not granted the right to enforce patents licensed with respect to AT-003 against any third-party infringement, although we have certain limited rights to request that Pacira enforce such patents against infringement. Pursuant to this agreement we obtained the rights to 7 granted U.S. patents and 3 pending U.S. patent applications, as well as foreign counterparts in Australia, Canada, Europe (Austria, Germany, Denmark, Spain, France and Portugal), Hong Kong, Norway, New Zealand, Israel, Japan and Mexico and other patent applications and patents claiming priority therefrom. The patents relating to AT-003 include composition of matter claims directed to liposomes, methods of preparing such liposomes, reagents for use in such methods and methods of treating post-operative or post-trauma pain. Patents relating to AT-003 further claim compositions and methods of preparation of sustained and/or controlled release liposomes. The patents relating to AT-003 are expected to expire between 2015 and 2031.

We have the right to grant sublicenses to third parties outside the United States upon Pacira’s approval. Any sublicenses we wish to grant to third parties within the United States must be discussed with Pacira and approved by Pacira in its sole discretion and good faith reasonable business judgment. We are responsible for using commercially reasonable efforts to develop and commercialize AT-003, and for launching AT-003 within a specified time period following regulatory approval in certain countries.

We paid Pacira an upfront fee and are responsible for contingent milestone payments upon the achievement of certain development and commercial milestones and for royalties on net sales of AT-003 by us and our affiliates. The total upfront license fees and potential milestone payments associated with AT-003 are $43.5 million, with a tiered royalty percentage in the low- to mid-20s. We must pay Pacira a royalty on net sales of AT-003 by us and our affiliates, subject to certain reductions. We must also pay to Pacira a percentage of all payments we receive from any sublicensee, subject to certain offsets, and under certain circumstances, share a portion of Pacira’s royalty payment obligations to its third-party licensors. We are responsible for meeting minimum annual revenue requirements for AT-003 beginning the fifth year after the first commercial sale of AT-003. If we fail to meet these requirements, either we or Pacira may terminate the license agreement.

The term of the license agreement extends for 15 years, until December 5, 2027, after which we have the option to renew the term for an additional five years. Pacira may terminate the agreement in its entirety if we fail to pay any amount due within a specified time period, or on a country-by-country basis if we fail to achieve regulatory approval of AT-003 in the United States or the European Union or fail to dose our first subject in any other countries by a certain date. Pacira may also terminate the agreement on a country-by-country basis if we fail to achieve first commercial sale within a specified time period following receipt of regulatory approval in such country. We may terminate the agreement on a country-by-country basis either upon the entry of a generic competitor, or at will outside the United States or the European Union. Either we or Pacira may terminate the agreement if the other party materially breaches or files for bankruptcy and fails to cure such breach within a specified time period, or if we do not pay the minimum annual revenue requirements referenced above. The agreement automatically terminates if Pacira terminates the related supply agreement and if certain circumstances involving a U.S. sublicensee occur and we do not meet certain financial obligations to Pacira.

Vet Therapeutics

As part of our Vet Therapeutics acquisition, we acquired a patent family related to the speciesization of antibodies that cover all Vet Therapeutics products with an issued patent expiring in 2029. We also acquired a patent family related to antibody constant domain regions and uses thereof, which also covers all Vet Therapeutics products and has an issued U.S. patent expiring in 2032. Finally, we acquired pending patent applications that cover specific canine monoclonal antibodies directed to various targets, including an allowed U.S. patent application directed to the canine CD 52 development antibody, which, upon issuance of a patent, will expire in 2029.

Okapi

As part of our acquisition of Okapi, we acquired two patent applications that cover formulations of AT-006 and commercially-viable methods of making the active ingredient of AT-006. These applications, if granted into patents, would expire in 2032 and 2031, respectively. We also have a license to an issued U.S. patent that covers the active ingredient of AT-007. This patent expires in 2020, although we do not have rights to enforce this patent. We also have patent applications in the United States, Europe and other countries that cover therapeutic uses of AT-007. If any of these applications issue into a patent the expiration date would be 2031. Finally, we have in-licensed a patent portfolio for AT-008 that covers the composition and use of AT-008 through 2024 and 2027, respectively.

Regulatory

The development, approval and sale of animal health products are governed by the laws and regulations of each country in which we intend to sell our products. To comply with these regulatory requirements, we have established processes and resources to provide oversight of the development and launch of our products and their maintenance in the market.

United States

Three federal regulatory agencies regulate the health aspects of animal health products in the United States: the FDA; the United States Department of Agriculture, or the USDA; and the Environmental Protection Agency, or the EPA.

The CVM at the FDA regulates animal pharmaceuticals under the Food, Drug and Cosmetics Act. The Center for Veterinary Biologics, or CVB, at the USDA regulates veterinary vaccines and some biologics pursuant to the Virus, Serum, Toxin Act. The EPA regulates veterinary pesticides under the Federal Insecticide, Fungicide and Rodenticide Act. Many topical products used for treatment of flea and tick infestations are regulated by the EPA.

Our current product candidates are animal pharmaceuticals regulated by the CVM and monoclonal antibodies regulated by the USDA. Manufacturers of animal health pharmaceuticals, including us, must show their products to be safe, effective and produced by a consistent method of manufacture. The CVM’s basis for approving a drug application is documented in a Freedom of Information Summary. We will be required to conduct post-approval monitoring of FDA- and EMA-approved pharmaceutical products and to submit reports of product quality defects, adverse events or unexpected results to the CVM’s Surveillance and Compliance group.

European Union

The European Medicines Agency, or the EMA, regulates the scientific evaluation of applications for marketing authorisations via the centralized procedure for medicines developed by pharmaceutical companies for use in the European Union, or the EU. Its veterinary review section is distinct from the review section for human drugs. The Committee for Medicinal Products for Veterinary Use, or CVMP, is responsible for scientific review of the submissions for animal pharmaceuticals and vaccines. However, the European Commission is responsible for the grant of EU marketing authorizations. Once a centralized marketing authorization is granted by the European Commission, it is valid throughout the European Economic Area (meaning the 28 member states of the EU plus, by extension pursuant to the EEA Agreement, Norway, Iceland and Liechtenstein). The centralized procedure is mandatory for approval of certain veterinary medicines, including those derived from biotechnology processes and veterinary medicines for use as growth or yield enhancers. Other veterinary medicines may be approved centrally if the product contains a new active substance or if the applicant can demonstrate to the CVMP that the product is sufficiently innovative. We believe our current product candidates contain new active substances or are sufficiently innovative and thus will be subject to central approval.

For all other products, the competent authorities of the EU Member States are responsible for granting marketing authorizations for products that are sold in their markets. Applicants who intend to market such products in more than one Member State may seek marketing authorizations under the mutual recognition procedure or the decentralized procedure, which are procedures designed to streamline and harmonize approval in multiple EU Member States. If the product has already been authorized in one Member State, the mutual recognition procedure facilitates mutual recognition of the existing authorization, so called reference Member State approval, in another Member State. The decentralized procedure, on the other hand, may be used in cases where the product has not received a marketing authorization in any Member State. Under this procedure, the applicant submits an identical dossier to each relevant Member State, and one, known as the reference Member State, takes the lead in reviewing the application. Under both procedures, other member states are required to accept the reference Member State’s view on the approvability of the product unless they can identify significant public health reasons not to do so.

In general, the requirements for regulatory approval of an animal health product in the EU are similar to those in the United States, requiring demonstrated evidence of purity, safety, efficacy and consistency of manufacturing processes.

Rest of World

Each other country has its own regulatory requirements for approving and marketing veterinary pharmaceuticals. For example, in Brazil, the Ministry of Agriculture, Livestock Products and Supply, or MAPA, is responsible for the regulation and control of pharmaceuticals, biologicals and feed additives for animal use. MAPA’s regulatory activities are conducted through the Secretary of Agricultural Defense and its Livestock Products Inspection Department. In addition, regulatory activities are conducted at a local level through the Federal Agriculture Superintendence. These activities include the inspection and licensing of both manufacturing and commercial establishments for veterinary products, as well as the submission, review and approval of pharmaceuticals, biological and feed additives.

In Australia, the Australian Pesticides and Veterinary Medicines Authority, or APVMA, is the Australian government statutory authority for the registration of all agricultural and veterinary products. The APVMA assesses applications from manufacturers of veterinary pharmaceuticals and related products.

Many country specific regulatory laws contain provisions that include requirements for labeling, safety, efficacy and manufacturers’ quality control procedures to assure the consistency of the products, as well as company records and reports. With the exception of the EU, the regulatory agencies of most other countries generally refer to the FDA, USDA, EMA, and other international animal health entities, including the World Organisation for Animal Health and the Codex Alimentarius Commission, in establishing standards and regulations for veterinary pharmaceuticals and vaccines.

Other Regulatory Considerations

Regulatory rules relating to human food safety, food additives, or drug residues in food will not apply to the products we currently are developing because our products are not intended for use in food production animals.

Advertising and promotion of animal health products is controlled by regulations in many countries. These rules generally restrict advertising and promotion to those claims and uses that have been reviewed and endorsed by the applicable agency. We will conduct a review of advertising and promotional material for compliance with the local and regional requirements in the markets where we sell pet therapeutics.

Requirements for Approval of Veterinary Pharmaceuticals for Pets

As a condition to regulatory approval for sale of animal products, regulatory agencies worldwide require that a product to be used for pets be demonstrated to:

•	be safe for the intended use in the intended species;

•	have substantial evidence of effectiveness for the intended use;

•	have a defined manufacturing process that ensures that the product can be made with high quality consistency; and

•	be safe for humans handling the product and for the environment.

Safety. To determine that a new veterinary drug is safe for use, regulatory bodies will require us to provide data from a safety study generated in laboratory cats and dogs tested at doses higher than the intended label dose, over a period of time determined by the intended length of dosing of the product. In the case of the CVM, the design and review of the safety study and the study protocol are completed prior to initiation of the study to help assure that the data generated will meet FDA requirements. These studies are conducted under rigorous quality control, including GLP, to assure integrity of the data. They are designed to clearly define a safety margin, identify any potential safety concerns, and establish a safe dose for the product. This dose and effectiveness is evaluated in the pivotal field effectiveness study where the product is studied in the animal patient population in which the product is intended to be used. Field safety data, obtained in a variety of breeds and animals kept under various conditions, are evaluated to assure that the product will be safe in the target population. Safety studies are governed by regulations and regulatory pronouncements that provide the parameters of required safety studies and are utilized by regulatory bodies in the United States, the European Union, Japan and other countries.

Effectiveness. Early pilot studies may be done in laboratory cats or dogs to establish effectiveness and the dose range for each product. Data on how well the drug is absorbed when dosed by different routes and the relationship of the dose to the effectiveness are studied. When an effective dose is established, a study protocol to test the product in real world conditions is developed prior to beginning the study. In the case of the CVM, the pivotal effectiveness field study protocol is submitted for review and concurrence prior to study initiation, to help assure that the data generated will meet requirements.

The pivotal field effectiveness study must be conducted with the formulation of the product that is intended to be commercialized, and is a multi-site, randomized, controlled study, generally with a placebo control. To reduce bias in the study, individuals doing the assessment are not told whether the subject is in the group receiving the treatment being tested or the placebo group. For pharmaceuticals, in both the United States and the European Union, the number of patients enrolled in the pivotal field effectiveness studies is required to be approximately 100 to 150 animal subjects treated with the test product and a comparable number of subjects in the control group that receive the placebo. In many cases, a pivotal field study may be designed with clinical sites in both the European Union and the United States, and this single study may satisfy regulatory requirements in both the European Union and the United States.

Chemistry, Manufacturing and Controls, or CMC. To assure that the product can be manufactured consistently, regulatory agencies will require us to provide documentation of the process by which the API is made and the controls applicable to that process that assure the API and the formulation of the final commercial product meet certain criteria, including purity and stability. After a product is approved, we will be required to communicate with the regulatory bodies any changes in the procedures or manufacturing site. For FDA and EMA approvals, both pharmaceutical API and commercial formulations are required to be manufactured at facilities that practice cGMP.

Environmental and Human Safety. We will not be required under United States law to provide an environment impact statement for products currently in development if the products are given at the home of the pet’s owner or in a veterinary hospital. If products might result in some type of environmental exposure or release, the environmental impact must be assessed. For approval in the EU, a risk assessment for potential human exposure will be required.

Labeling, All Other Information, and Freedom of Information Summary. We also will be required to submit the intended label for the product, and also any information regarding additional research that has been conducted with the drug, to the CVM and other regulatory bodies for review. We will draft, and submit for regulatory review, the Freedom of Information Summary for use in the United States. This summary outlines the studies and provides substantial information that CVM uses to assess the drug’s safety and effectiveness and then publishes on its website.

Regulatory Process at the FDA

To begin the development process for our products in the United States, we establish an Investigational New Animal Drug, or INAD, file with the CVM. We then hold a pre-development meeting with the CVM to reach a general agreement on the plans for providing the data necessary to fulfill requirements for an NADA. During development, we will submit pivotal protocols to the CVM for review and concurrence prior to conducting the required studies. We will gather and submit data on manufacturing, safety and effectiveness to the CVM for review, and this review will be conducted according to timelines specified in the Animal Drug User Fee Act. Once all data have been submitted and reviewed for each technical section – safety, effectiveness and CMC – the CVM will issue us a technical section complete letter as each section review is completed, and when the three letters have been issued, we will compile a draft of the Freedom of Information Summary, the proposed labeling, and all other relevant information, and submit these as an administrative NADA for CVM review. Generally, if there are no deficiencies in the submission, the NADA will be issued within four to six months after submission of the administrative NADA. After approval, we will be required to collect reports of adverse events and submit them on a regular basis to the CVM.

The CVM has an alternative approval process for drugs used in minor species, or for drugs that are used for a ‘minor use’ in a major species. This process is called MUMS which stands for minor use, minor species. For example, if it can be documented that the population of cats or dogs that contract a specific condition is below a specified number, a company can apply to the CVM for MUMS designation. Once designation has been granted, then the company must submit the same safety and CMC data as required for a full NADA, and also submit some evidence of effectiveness. After a review period, the CVM can then grant a conditional approval. This approval allows for the commercialization of the product, while completing the pivotal effectiveness study required for a full NADA. Because in many cases the CMC section of the submission takes the longest, MUMS conditional approval may not shorten the time to commercialization. Following submission, review and approval of the pivotal field effectiveness study, the CVM may grant a full NADA.

Requirements for Approval of Veterinary Biologics for Pets

There are many parallels between the requirements to receive approvals for a veterinary pharmaceutical product and a veterinary biologics product. The terminology differs but the three main components are the same: efficacy, manufacturing, and safety. USDA regulations are designed to ensure that veterinary biologics are pure, safe, potent and effective. The differences compared to pharmaceutical product regulations are based on the immunological nature of the mode of action of the product and the manufacturing process involving living organisms.

Efficacy. Documentation requirements depend significantly on product type and typically include data from preliminary dose determination studies and master seed immunogenicity/efficacy studies.

Safety. Typical safety documentation includes safety data from laboratory animal studies, typically rodents, studies in host animals, typically laboratory dogs or cats, in biocontainment, and field safety studies conducted in client-owned animals.

Manufacturing. The required documentation must include an Outline of Production, Master Seed Reports, and Summary Information Formats, or SIFs, for novel live biological products and products based on recombinant DNA technology. SIFs contain additional safety and identity data to establish proper biocontainment requirements and to conduct confirmatory testing. Other supportive documentation is product-type specific and includes in-process procedures and corresponding validation reports, potency test development report, stability reports, and veterinary biologics production and test for satisfactory three consecutive prelicensing serials (numbered lots) of product.

Other information includes labels or label sketches.

A unique requirement for veterinary biologics in the United States is that manufacturers must hold a U.S. Veterinary Biologics Establishment License to produce licensed veterinary biologicals. An establishment license will only be issued if at least one biological product qualifies for a license. Applications for veterinary biologics establishments include articles of incorporation for the applicant, qualifications of veterinary biologics personnel for key employees, water quality statement, facility blueprints, plot plans, and legends.

Regulatory Process at the USDA

Applicants are encouraged to contact the CVB early in the product development process. A licensing reviewer will be assigned to help with the regulatory process. Initially, the CVB will confirm that the proposed product meets the definition of a veterinary biologic and is subject to regulation by the CVB. The CVB then recommends that applicants submit a licensing plan, including pivotal study protocols, to the CVB for review and comment prior to initiating work that will be used to support product licensure. The USDA provides a complete list of guidance documents named “Veterinary Services Memorandums” that lay out the data requirements and regulatory process. Applicants that do not hold a U.S. Veterinary Biologics Establishment License need to submit the required documentation for the establishment and the product concurrently.

Study protocols and reports can be submitted any time after the initial applications have been made. The administrative process is facilitated by forms (APHIS Forms) that accompany the submissions and capture regulatory actions. There is no requirement to submit parts of dossiers or entire dossiers. The CVB provides official responses to submissions in hard copy mail indicating if more data are needed or that the submission was satisfactory to support licensure. When master seed and master cell reports have been found to be satisfactory, samples have to be submitted to the CVB laboratory for confirmatory testing. Once all requirements have been satisfactorily met, the CVB will issue a veterinary biological product license.

In cases of emergencies, which means there is no approved product available, the USDA will issue a time-limited conditional license after the manufacturing and safety requirements have been substantially fulfilled and a reasonable expectation of efficacy has been established. The applicant has to continue the pivotal efficacy program and product testing validation. The conditional license can be extended if reasonable progress towards full licensure can be demonstrated.

There are no statutory review times. Submissions enter the review queue in chronological order. Hence predictions of development timelines and time to approval are difficult to make. However, we believe the typical time to achieve conditional licensure is approximately three years and the typical time to achieve full licensure is approximately five years.

European Regulatory Process

The EMA is responsible for coordinating scientific evaluation of applications for marketing approval via the centralized procedure for pet therapeutics in the EU. To perform these evaluations the EMA established a specific scientific committee, the CVMP. The CVMP considers applications submitted by companies for the marketing approval of individual pet therapeutics and evaluates whether or not the medicines meet the necessary quality, safety and efficacy requirements. Assessments conducted by the CVMP are based on scientific criteria and are intended to ensure that pet therapeutics reaching the marketplace have a positive benefit-risk balance in favor of the pet population they are intended for. Based on the CVMP’s recommendation, a centralized marketing authorization is granted by the European Commission, which allows the product to be marketed throughout the EEA. The CVMP is also responsible for various post-authorization and maintenance activities, including the assessment of modifications or extensions to an existing marketing authorization.

To obtain a centralized marketing authorization from the European Commission, we must submit a marketing authorization application called a dossier. The dossier is the EMA’s equivalent of the FDA’s NADA and includes data from studies showing the quality, safety and efficacy of the product. The CVMP reviews and evaluates the dossier. For any dossier, a rapporteur and co-rapporteur are appointed from the members of the CVMP. Their role is to lead the scientific evaluation and prepare the assessment report. The rapporteur can utilize experts to assist it in performing its assessment. The report is critiqued by the co-rapporteur and other members of the CVMP before the CVMP makes its determination. The final opinion of the CVMP is generally given within 210 days of the submission of a dossier.

For products that are not eligible for centralized approval, the competent authorities of the EU Member States are responsible for granting marketing authorizations for products that are sold in their markets. Such products may be approved nationally in one Member State, or in multiple Member States via the mutual recognition procedure or the decentralized procedure.

In the EU, products for minor use or minor species (MUMS) are eligible for regulatory incentives such as free scientific advice and fee reductions. These incentives may apply, for example, if it can be documented that the population of cats or dogs that contract a specific condition is below a specified number in Europe. However, the EMA recently announced that fee reductions are only applicable to products indicated for food-producing species. An applicant may apply to the EMA for MUMS classification for any product irrespective of the intended route of approval (i.e., centralized, decentralized or national approval) and incentives may be requested for all routes of authorization. The CVMP has established guidelines specific to MUMS for data requirements, which apply to all sections of the application, i.e., quality, safety and efficacy. Consequently, there may be scope for a reduced quality data package. Similarly, the safety and efficacy sections might be abridged to a certain extent (more flexibility for the combination of dose-determination, dose-confirmation and field studies) provided reasonable evidence of safety and effectiveness are submitted. However, the CVMP and national veterinary medicines regulators have significant discretion in this respect. Overall, data requirements for demonstrating quality, efficacy and safety in the target species for minor use indications of a new medicine will be determined on a case-by-case basis. and any potential applicant should seek scientific advice on specific data requirements to guide its research and development activities.

Employees

As of January 10, 2014, we had a total of 43 employees, including 40 full-time employees. We have a total of 16 employees with D.V.M., V.M.D., M.D. or Ph.D. degrees. Within our workforce, 26 employees are engaged in research and development and 17 in business development, finance, legal, human resources, facilities, information technology and general management and administration.

Properties

Our corporate headquarters are located in Kansas City, Kansas, where we lease and occupy approximately 2,700 square feet of office space pursuant to a lease that expires on September 30, 2015 and occupy an additional approximately 800 square feet of office space pursuant to a services agreement with a term that expires on September 30, 2015, subject to the right of either party to terminate such services agreement for material breach of any provision of such services agreement upon 10 days’ prior written notice. We also maintain additional corporate office space in Boston, Massachusetts on a month-to-month basis following the end of an administrative services agreement as we plan to relocate to new corporate office space in the area.

Additionally we lease office, laboratory and manufacturing space in Del Mar, California and office and research laboratory space in Leuven, Belgium.

Legal Proceedings

We are not currently a party to any material legal proceedings.